Exhibit 10.1

REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER AND AS ADMINISTRATIVE AGENT)

AND

UPS CAPITAL CORPORATION

(AS LENDER AND FOREIGN COLLATERAL AGENT)

WITH

SKULLCANDY, INC.

AND

Each Person joined hereto as a borrower from time to time

(collectively, the “BORROWERS”)

August 31, 2010

i

3.11.	Withholding Tax Exemption	60
3.12.	Limitation on Recovery	61

IV.	COLLATERAL: GENERAL TERMS	61

4.1.	Security Interest in the Collateral	61
4.2.	Perfection of Security Interest	61
4.3.	Disposition of Collateral	62
4.4.	Preservation of Collateral	62
4.5.	Ownership of Collateral	62
4.6.	Defense of Administrative Agent’s and Lenders’ Interests	63
4.7.	Books and Records	63
4.8.	Financial Disclosure	64
4.9.	Compliance with Laws	64
4.10.	Inspection of Premises	64
4.11.	Insurance	64
4.12.	Failure to Pay Insurance	65
4.13.	Payment of Taxes	65
4.14.	Payment of Leasehold Obligations	66
4.15.	Receivables	66
4.16.	Inventory	69
4.17.	Maintenance of Equipment	69
4.18.	Exculpation of Liability	69
4.19.	Environmental Matters	69
4.20.	Financing Statements	71
4.21.	Appraisals	72

V.	REPRESENTATIONS AND WARRANTIES	72

5.1.	Authority	72
5.2.	Formation and Qualification	72
5.3.	Survival of Representations and Warranties	73
5.4.	Tax Returns	73
5.5.	Financial Statements	73
5.6.	Entity Names	74
5.7.	O.S.H.A. and Environmental Compliance	74
5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	75
5.9.	Patents, Trademarks, Copyrights and Licenses	76
5.10.	Licenses and Permits	76
5.11.	Default of Indebtedness	77
5.12.	No Default	77
5.13.	No Burdensome Restrictions	77
5.14.	No Labor Disputes	77
5.15.	Margin Regulations	77
5.16.	Investment Company Act	77
5.17.	Disclosure	77
5.18.	Delivery of Subordinated Notes	78
5.19.	Swaps	78
5.20.	Conflicting Agreements	78

5.21.	Application of Certain Laws and Regulations	78
5.22.	Business and Property of Borrowers	78
5.23.	Section 20 Subsidiaries	78
5.24.	Anti-Terrorism Laws	78
5.25.	Trading with the Enemy	79
5.26.	Intentionally Omitted	79
5.27.	Equity Interests	79
5.28.	Commercial Tort Claims	80
5.29.	Letter of Credit Rights	80
5.30.	Material Contracts	80

VI.	AFFIRMATIVE COVENANTS	80

6.1.	Payment of Fees	80
6.2.	Conduct of Business and Maintenance of Existence and Assets	80
6.3.	Violations	80
6.4.	Government Receivables	81
6.5.	Fixed Charge Coverage Ratio	81
6.6.	Execution of Supplemental Instruments	81
6.7.	Payment of Indebtedness	81
6.8.	Standards of Financial Statements	81
6.9.	Federal Securities Laws	81
6.10.	Membership/Partnership Interests	81

VII.	NEGATIVE COVENANTS	82

7.1.	Merger, Consolidation, Acquisition and Sale of Assets	82
7.2.	Creation of Liens	82
7.3.	Guarantees	82
7.4.	Investments	82
7.5.	Loans	83
7.6.	Capital Expenditures	83
7.7.	Dividends	83
7.8.	Indebtedness	83
7.9.	Nature of Business	83
7.10.	Transactions with Affiliates	83
7.11.	Intentionally Omitted	83
7.12.	Subsidiaries	83
7.13.	Fiscal Year and Accounting Changes	84
7.14.	Pledge of Credit	84
7.15.	Amendment of Articles of Incorporation, By-Laws, Certificate of Formation or Operating Agreement	84
7.16.	Compliance with ERISA	84
7.17.	Prepayment of Indebtedness	84
7.18.	Anti-Terrorism Laws	84
7.19.	Intentionally Omitted	85
7.20.	Trading with the Enemy Act	85
7.21.	Subordinated Note	85
7.22.	Other Agreements	85

7.23.	Use of Proceeds	85

VIII.	CONDITIONS PRECEDENT	85

8.1.	Conditions to Initial Advances	85
8.2.	Conditions to Each Advance	89

IX.	INFORMATION AS TO BORROWERS	89

9.1.	Disclosure of Material Matters	90
9.2.	Schedules	90
9.3.	Reserved	90
9.4.	Litigation	90
9.5.	Material Occurrences	90
9.6.	Government Receivables	91
9.7.	Annual Financial Statements	91
9.8.	Quarterly Financial Statements	91
9.9.	Monthly Financial Statements	91
9.10.	Other Reports	92
9.11.	Additional Information	92
9.12.	Projected Operating Budget	92
9.13.	Variances From Operating Budget	92
9.14.	Notice of Suits, Adverse Events	93
9.15.	ERISA Notices and Requests	93
9.16.	Additional Documents	93

X.	EVENTS OF DEFAULT	94

10.1.	Nonpayment	94
10.2.	Breach of Representation	94
10.3.	Financial Information	94
10.4.	Judicial Actions	94
10.5.	Noncompliance	94
10.6.	Judgments	94
10.7.	Bankruptcy	94
10.8.	Inability to Pay	95
10.9.	Intentionally Omitted	95
10.10.	Material Adverse Effect	95
10.11.	Lien Priority	95
10.12.	Subordinated Loan Default	95
10.13.	Cross Default	95
10.14.	Breach of Guaranty or Pledge Agreement	95
10.15.	Change of Control	95
10.16.	Invalidity	95
10.17.	Licenses	95
10.18.	Seizures	96
10.19.	Pension Plans	96

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT	96

11.1.	Rights and Remedies	96

11.2.	Administrative Agent’s Discretion	98
11.3.	Setoff	98
11.4.	Rights and Remedies not Exclusive	98
11.5.	Allocation of Payments After Event of Default	98

XII.	WAIVERS AND JUDICIAL PROCEEDINGS	99

12.1.	Waiver of Notice	99
12.2.	Delay	99
12.3.	Jury Waiver	100

XIII.	EFFECTIVE DATE AND TERMINATION	100

13.1.	Term	100
13.2.	Termination	100
13.3.	UPS Affiliate Obligations and Other Obligations	101

XIV.	REGARDING AGENT	101

14.1.	Appointment	101
14.2.	Nature of Duties	102
14.3.	Lack of Reliance on Agent and Resignation	102
14.4.	Certain Rights of Agents	103
14.5.	Reliance	103
14.6.	Notice of Default	103
14.7.	Indemnification	104
14.8.	Agents in Their Individual Capacities	104
14.9.	Delivery of Documents	104
14.10.	Borrowers’ Undertaking to Agents	104
14.11.	No Reliance on Administrative Agent’s Customer Identification Program	104
14.12.	Other Agreements	105
14.13.	Foreign Collateral Agent	105

XV.	BORROWING AGENCY	105

15.1.	Borrowing Agency Provisions	105
15.2.	Waiver of Subrogation	106

XVI.	MISCELLANEOUS	106

16.1.	Governing Law	106
16.2.	Entire Understanding	106
16.3.	Successors and Assigns; Participations; New Lenders	109
16.4.	Application of Payments	111
16.5.	Indemnity	111
16.6.	Notice	112
16.7.	Survival	114
16.8.	Severability	114
16.9.	Expenses	115
16.10.	Injunctive Relief	115
16.11.	Consequential Damages	115
16.12.	Captions	115

v

16.13.	Counterparts; Facsimile Signatures	115
16.14.	Construction	115
16.15.	Confidentiality; Sharing Information	116
16.16.	Publicity	117
16.17.	Certifications From Banks and Participants; USA PATRIOT Act	117

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 5.5(b)	Financial Projections
Exhibit 8.1(j)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.1	Permitted Indebtedness
Schedule 1.2	Permitted Encumbrances
Schedule 1.3	Permitted Investments
Schedule 4.5	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.15(h)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.27	Equity Interests
Schedule 5.30	Material Contracts

REVOLVING CREDIT

AND

SECURITY AGREEMENT

Revolving Credit and Security Agreement dated as of August 31, 2010 among SKULLCANDY, INC., a corporation organized under the laws of the State of Delaware (“Skullcandy”, together with each Person joined hereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”), UPS CAPITAL CORPORATION, a Delaware corporation (“UPSC”), as foreign collateral agent for the Lenders (in such capacity, the “Foreign Collateral Agent”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrative agent for Lenders (in such capacity, the “Administrative Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, the Borrowers, the Lenders, the Foreign Collateral Agent and the Administrative Agent hereby agree as follows:

I.	DEFINITIONS.

1.1. Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Skullcandy for the fiscal year ended December 31, 2009.

1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“57 North” shall mean Fiftyseven North, Ab.

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquisitions / Dividend Availability” at a particular date of determination shall mean an amount equal to:

(a) the sum of:

(i) Borrowers’ unrestricted cash, plus

(ii) any Permitted Indebtedness permitted in clause (m) of the definition of “Permitted Indebtedness” to the extent of the cash proceeds of such Indebtedness actually received and on hand with Borrowers on such date, plus

(iii) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(b) the sum of:

(i) the outstanding amount of Revolving Advances, plus

(ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days or more past their due date, plus

(iii) Obligations consisting of fees and expenses which are due but which have not been paid or charged to Borrowers’ Account.

“Average Acquisitions / Dividend Availability” at a particular date of determination shall mean the sum of Acquisitions / Dividend Availability on the last day of each of the three months preceding such date of determination, divided by three (3), determined by reference to Borrowers’ bank statements, Borrowing Base Certificates and financial statements as of the last day of each such month end.

“Additional PRC Inventory Criteria” shall mean the following criteria with respect to Foreign Inventory: (i) such Foreign Inventory is located in a bonded logistics park or such other facility acceptable to Foreign Collateral Agent in its Permitted Discretion and under the physical and informational control of a UPS Affiliate, (ii) such Foreign Inventory has cleared Chinese customs as evidenced by creation of a VAT certificate or other document satisfactory to the Foreign Collateral Agent in its Permitted Discretion, (iii) such Foreign Inventory is free and clear of all liens, including retention of title claims of the applicable manufacturers or suppliers other than Permitted Encumbrances, (iv) is subject to an agreement among Borrowers, Agents and one or more UPS Affiliates, which will, among other things, allow Administrative Agent or Foreign Collateral Agent to move such inventory out of China at the direction of Administrative Agent and at Borrowers’ expense, (v) satisfactory field examinations, collateral audits, appraisals and inspections with respect to such Foreign Inventory have been performed, and (vi) the receipt by Agents of agreements, documents and instruments, including opinion letters and security agreements, required by Agents to evidence or create Administrative Agent’s first priority perfected Lien on such Foreign Inventory.

“Additional Netherlands Inventory Criteria” shall mean the following criteria with respect to Foreign Inventory: (i) such Foreign Inventory is located in a bonded logistics park or such other facility acceptable to Foreign Collateral Agent in its Permitted Discretion and under the physical and informational control of a UPS Affiliate, (ii) such Foreign Inventory has cleared European customs as evidenced by creation of a VAT certificate or other document satisfactory to the Foreign Collateral Agent in its Permitted Discretion, (iii) such Foreign Inventory is free and clear of all liens, including retention of title claims of the applicable manufacturers or suppliers other than Permitted Encumbrances, (iv) is subject to an agreement among Borrowers, Agents and one or more UPS Affiliates, which will, among other things, allow Administrative Agent or Foreign Collateral Agent to move such inventory out of Europe at the direction of Administrative Agent and at Borrowers’ expense, (v) satisfactory field examinations, collateral audits, appraisals and inspections with respect to such Foreign Inventory have been performed, and (vi) the receipt by Agents of agreements, documents and instruments, including opinion letters and security agreements, required by Agents to evidence or create Administrative Agent’s first priority perfected Lien on such Foreign Inventory.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Advances” shall mean and include the Revolving Advances and Letters of Credit.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agents” shall mean the Administrative Agent and the Foreign Collateral Agent.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus one half of one-percent (1/2 of 1%), and (iii) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Authority” shall have the meaning set forth in Section 4.19(d) hereof.

“Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Revolving Advances plus (ii) fees and expenses which are due but which have not been paid or charged to Borrowers’ Account.

“Bankruptcy Code” shall mean title 11 of the United States Code, as in effect from time to time, or any successor statute.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Benefited Lender” shall have the meaning set forth in Section 2.20(d) hereof.

“Blocked Person” shall have the meaning set forth in Section 5.24(b) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of the Borrowers and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.8 hereof.

“Borrowing Agent” shall mean Skullcandy.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by the President, Chief Financial Officer or Controller of the Borrower and delivered to the Administrative Agent, appropriately completed, by which such officer shall certify to Administrative Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Dominion Event” shall mean the occurrence of either: (a) an Event of Default; (b) Availability, for a period of five (5) consecutive days, being equal to or less than 20% of the Maximum Revolving Advance Amount (then in effect), or (c) Availability, on any date, being equal to or less than 10% of the Maximum Revolving Advance Amount (then in effect).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change of Control” shall mean: (a) during any period of 12 consecutive months, a majority of the members of the board of directors of Skullcandy cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; (b) any event or series of events in which Richard Alden and Jeremy Andrus shall cease for any reason to be actively engaged in the management of Skullcandy, unless, within ninety (90) days after the date on which such event shall have occurred, such individual or individuals shall have been replaced with an individual or individuals (who shall perform the same or similar functions as such individual(s)) that is satisfactory to Administrative Agent in its Permitted Discretion; or (c) any merger or consolidation of or with any Borrower or sale of all or substantially all of the property or assets of any Borrower except pursuant to a transaction otherwise permitted by this Agreement.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.

“Closing Date” shall mean August 31, 2010.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include:

(a) all Receivables;

(b) all Equipment;

(c) all General Intangibles;

(d) all Inventory;

(e) all Investment Property;

(f) all Subsidiary Stock;

(g) all of each Borrower’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located; (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of each Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Borrower, all real and personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit, is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to any Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between any Agent and any Borrower;

(h) all of each Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f) or (g) of this paragraph; and

(i) all proceeds and products of (a), (b), (c), (d), (e), (f), (g) and (h) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

Notwithstanding the foregoing, “Collateral” shall not include any Excluded Collateral.

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(c) or (d) hereof.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Administrative

Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate substantially in the form attached hereto as Exhibit 1.2(a) to be signed by the Chief Financial Officer or Controller of Borrowing Agent, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.10.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, the Subordinated Notes, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Control Agreement” shall have the meaning set forth in Section 4.15(h) hereof.

“Controlled Account Bank” shall have the meaning set forth in Section 4.15(h) hereof.

“Controlled Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.11(b) hereof.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Debt Payments” shall mean and include (a) all cash actually expended by any Borrower to make interest payments on any Advances hereunder, plus (b) accrued but unpaid interest on account of Eurodollar Rate Loans, plus (c) all cash actually expended by any Borrower to make payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (d) all cash actually expended by any Borrower to make payments on Capitalized Lease Obligations, plus (e) all cash actually expended by any Borrower to make payments with respect to any other Indebtedness for borrowed money (but excluding any Permitted Refinancing and the Recapitalization Dividend Debt Prepayment).

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.23(a) hereof.

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(b) hereof.

“Documents” shall have the meaning set forth in Section 8.1(c) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.12(b) hereof.

“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“Earnings Before Interest and Taxes” shall mean for any period the sum of (i) net income (or loss) of Borrowers on a Consolidated Basis for such period (excluding extraordinary gains and losses), plus (ii) all interest expense of Borrowers on a Consolidated Basis for such period, plus (iii) all charges against income of Borrowers on a Consolidated Basis for such period for federal, state and local taxes.

“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period, plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) costs, fees and expenses related to a Qualified IPO and the transactions contemplated by this Agreement in an amount not to exceed $1,000,000 in the aggregate, plus (v) other non recurring or extraordinary charges or expenses in an amount not to exceed $1,000,000 in the aggregate, incurred as a result of a settlement with or arbitration award or judgment owing to 57 North to the extent that the fiscal quarter in which such charges or expenses are incurred is included in the applicable testing period, plus (vi) non-cash equity based compensation to the extent deducted from net income, plus (vii) fees paid and reimbursement of expenses made pursuant to the Management Agreement to the extent such fees and reimbursement expenses constitute Permitted Affiliate Transactions.

“Eligible Foreign Inventory” shall mean Foreign Inventory that (a) is located either in The People’s Republic of China or in The Netherlands (and such other country or countries in Europe as may be requested by Borrowers that is or are acceptable to Agents in their sole discretion), (b) would be Eligible Inventory but for the fact that it is Foreign Inventory, and (c) Agents determine in their Permitted Discretion satisfies all of the additional criteria established by Agents for Foreign Inventory in The People’s Republic of China, The Netherlands, or such other countries to the extent requested and accepted pursuant to clause (a) above, respectively, at the time such Foreign Inventory is included in the Formula Amount (it being understood that, as of the Closing Date, no Foreign Inventory shall be deemed Eligible Foreign Inventory). Eligibility criteria and legal documentation relating to Eligible Foreign Inventory will be determined by Agents in their Permitted Discretion after the Closing Date but, without limiting the generality of the foregoing, Agents anticipate that such additional eligibility criteria would include the Additional PRC Inventory Criteria, in the case of Foreign Inventory in the People’s Republic of China, and the Additional Netherlands Inventory Criteria, in the case of Foreign Inventory in the Netherlands. Notwithstanding anything to the contrary above, once Administrative Agent and Foreign Collateral Agent determine that certain Inventory satisfies the criteria of, and is Eligible Foreign Inventory; such Inventory and any other Inventory of a similar type and nature shall continue to be Eligible Foreign Inventory until such time as Administrative Agent determines such Inventory no longer satisfies the criteria of Eligible Foreign Inventory.

“Eligible Foreign Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower that would qualify as an Eligible Receivable except that the Customer is located outside the United States of America and which Administrative Agent, in its Permitted Discretion, shall deem to be an Eligible Foreign Receivable, based on such considerations as Administrative Agent may from time to time deem appropriate, including without limitation, the country in which the Customer is located. Notwithstanding anything to the contrary above, any Receivable for which the Customer is 57 North shall not be an Eligible Foreign Receivable if it is due or unpaid on or after the original due date thereof.

“Eligible In-Transit Inventory” shall mean, In-Transit Inventory that (a) would be Eligible Inventory but for the fact that it is In-Transit Inventory, and (b) Agents determine in their Permitted Discretion satisfies all of the following additional criteria (it being understood that, as of the Closing Date, no In-Transit Inventory shall be deemed Eligible In-Transit Inventory): (i) pursuant to the terms of sale with respect to such Inventory, title and risk of loss have passed from the foreign vendor to Borrowers; (ii) the applicable foreign vendor shall not have asserted (and shall have no right to assert) any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of such In-Transit Inventory and, if so requested by Foreign Collateral Agent, shall have entered into and be in full compliance with the terms of a vendor agreement in form and substance reasonably satisfactory to Agents, pursuant to which, among other things, such foreign vendor and Administrative Agent shall have agreed upon their relative rights with respect to In-Transit Inventory purchased by Borrowers from such foreign vendor; (iii) such In-Transit Inventory is covered by insurance that satisfies the requirements of this Agreement; (iv) such In-Transit Inventory is handled solely by a UPS Affiliate (or a contractor or subcontractor engaged by a UPS Affiliate) in the capacities of freight forwarder, non-vessel operating common carrier (“NVOCC”) and customs broker from the applicable gateway or port of origin to the port of entry in the United States (and, with respect to In-Transit Inventory that has cleared customs in the United States and has been offloaded at the port of entry, by a UPS

Affiliate in its capacity as a ground transportation provider); (v) such In-Transit Inventory (other than In-Transit Inventory that has cleared customs in the United States and has been offloaded at the port of entry) is subject to documents of title that are “clean” negotiable bills of lading naming Borrower (or either Agent, if so required) as consignee; and the original bills of lading covering such In-Transit Inventory are in the possession of Foreign Collateral Agent or a UPS Affiliate in the United States (except to the extent UPS Affiliate elects to maintain an original bill of lading at the port of origin); (vi) the Borrowers and the UPS Affiliate serving as freight forwarder and NVOCC in respect of such In-Transit Inventory (other than In-Transit Inventory that has cleared customs in the United States and has been offloaded at the port of entry) shall have entered into an Imported Goods Agreement pursuant to which, among other things, such affiliate agrees to act as agent and bailee of Agents with respect to all such In-Transit Inventory and documents of title are in such affiliate’s possession or control; and (vii) if such In-Transit Inventory is in-transit directly to a location of a customer of Borrower, title and risk of loss has passed to Borrower and no Receivable has arisen in respect of the sale to such customer. Notwithstanding anything to the contrary above, once Administrative Agent and Foreign Collateral Agent determine that certain Inventory satisfies the criteria of, and is Eligible In-Transit Inventory, such Inventory and any other Inventory of a similar type and nature shall continue to be Eligible In-Transit Inventory until such time as Administrative Agent determines such Inventory no longer satisfies the criteria of Eligible In-Transit Inventory.

“Eligible Inventory” shall mean and include finished goods Inventory with respect to each Borrower, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Administrative Agent’s opinion, obsolete, slow moving or unmerchantable and which Administrative Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Administrative Agent may from time to time deem appropriate including whether such Inventory:

(j) is subject to a perfected, first priority security interest in favor of Administrative Agent and no other Lien (other than Permitted Encumbrances described in clauses (a), (b), (c), (f), (g), (j) and (k) of such definition);

(k) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof;

(1) is In-Transit Inventory or Foreign Inventory;

(m) is located outside the United States;

(n) is located at a location that is not otherwise in compliance with this Agreement other than the Eligible Foreign Inventory and Eligible In-Transit Inventory;

(o) constitutes Consigned Inventory;

(p) is the subject of an Intellectual Property Claim;

(q) is subject to a License Agreement or other agreement that limits, conditions or restricts Borrower’s or Administrative Agent’s right to sell or otherwise dispose of such Inventory, unless Administrative Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement;

(r) is situated at a location not owned by Borrower unless either (i) the owner or occupier of such location has executed in favor of Administrative Agent a Lien Waiver Agreement or (ii) so long as all lease payments for such location are current, Administrative Agent has established a reserve equal to three months rent for such location or such greater amount as Administrative Agent determines in its Permitted Discretion is required to protect its interest in the Collateral; or

(s) if the sale of such Inventory would result in an ineligible Receivable.

“Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower arising in the Ordinary Course of Business and which Administrative Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Administrative Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible:

(a) unless such Receivable is subject to Administrative Agent’s first priority perfected security interest and no other Lien (other than a Permitted Encumbrance);

(b) unless it is evidenced by an invoice or other documentary evidence satisfactory to Administrative Agent in its Permitted Discretion:

(c) if it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(d) if it is due or unpaid more than one hundred twenty (120) days after the original invoice date or sixty (60) days after the original due date;

(e) if, with respect to any Customer, fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder as a result of clause (d) above (such percentage may, in Administrative Agent’s Permitted Discretion, be increased or decreased from time to time);

(f) if any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(g) if the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case or proceeding under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(h) if the sale is to a Customer outside the United States of America, unless the sale is on letter of credit, guaranty or acceptance terms or is covered by credit insurance, in each case, acceptable to Administrative Agent in its Permitted Discretion;

(i) if the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and- return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(j) if Administrative Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(k) if the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with any other applicable statutes or ordinances;

(1) if the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(m) if the Receivables of the Customer exceed a credit limit determined by Administrative Agent, in its Permitted Discretion, to the extent such Receivable exceeds such limit;

(n) if the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim (to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;

(o) if the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(p) if any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(q) if such Receivable is not payable to a Borrower; or

(r) if such Receivable is not otherwise satisfactory to Administrative Agent in its Permitted Discretion.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to each Borrower all of such Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3al 1-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal 1.00 minus the Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by Bloomberg or appropriate Successor as shown on

Eurodollar Rate =	Bloomberg Page BBAM1
1.00 - Reserve Percentage

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrowing Agent of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Collateral” shall mean (i) any Borrower’s right, title or interest in any license, permit, lease, contract or agreement (excluding any and all Material Contract) to which any Borrower is a party or any of its right, title or interest thereunder to the extent, and only to the extent, that such a grant would, under the express terms of such license, permit, lease, contract or agreement (provided that such Borrower shall use its commercially reasonable efforts to cause such terms to be waived or deleted) result in a breach of the terms of, or constitute a default under, such license, permit, lease, contract or agreement or to the extent that any requirement of law applicable thereto prohibits the creation of a security interest thereon (other than to the extent that any such term (A) has been waived or (B) would be rendered ineffective pursuant to Sections 9-406, 9-408, 9-409 of the Uniform Commercial Code or other applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that (x) immediately upon the ineffectiveness, lapse, termination or waiver of any such provision or any such applicable law, such right, title and interest shall cease to be Excluded Collateral, and (y) the exclusion does not limit, impair or otherwise affect Administrative Agent’s unconditional continuing security interest in and Lien upon any rights or interests of Borrowers in or to moneys due or to become due under any such license, permit, lease, contract or agreement (including any Receivables); (ii) any “intent to use” United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, provided that, upon such filing and acceptance, such intent-to-use applications shall be included in the definition of Collateral; (iii) any Equipment or fixtures now or hereafter owned by any Borrower that is subject to a purchase money Lien or a capitalized lease permitted under this Agreement to the extent, and only to the extent, that the grant of the Lien would, under the express terms of the documentation governing such purchase money Lien or capital lease (provided that such Borrower shall use its commercially reasonable efforts to cause such terms to be waived or deleted) result in a breach of the terms of, or constitute a default under, such documentation (other than to the extent that any such term has been waived) provided, that immediately upon the lapse, termination or waiver of any such provision, such Equipment and other property shall cease to be Excluded Collateral; and (iv) (A) deposit accounts the balance of which consists exclusively of (x) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of any Borrower to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of such Borrower and (y) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of employees of such

Borrower, and (B) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with ) tax accounts, payroll accounts and trust accounts. Notwithstanding the forgoing, the security interest and Liens granted under this Agreement shall attach to, and the “Collateral” shall automatically include, any property of any Borrower that ceases to be Excluded Collateral, without further action by Borrowers or Administrative Agent.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA, minus Unfunded Capital Expenditures made during such period, minus distributions (including tax distributions made during such period) and dividends (excluding non-cash stock based compensation and the Recapitalization Dividend), minus cash taxes paid during such period to (b) all Debt Payments made during such period.

“Foreign Collateral Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Foreign Inventory” shall mean Inventory located outside the United States.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term interest bearing debt, and also including, in the case of Borrower, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons determined on a consolidated basis in accordance with GAAP.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include as to each Borrower all of such Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Acts” shall have the meaning set forth in Section 2.17 hereof.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” shall mean Cutting Edge Audio Kiosks, LLC and any other Person (other than a Borrower) who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Administrative Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Administrative Agent.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Administrative Agent for its benefit and for the ratable benefit of Lenders, in form and substance reasonably satisfactory to Administrative Agent.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 5101, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall have the meaning provided in the definition of “Lender-Provided Interest Rate Hedge”.

“Imported Goods Agreement” shall mean that certain Imported Goods Agreement dated as of the Closing Date among UPS Supply Chain Solutions, Inc., UPS Ocean Freight Services, Inc., Borrowers, the Foreign Collateral Agent and Administrative Agent.

“Incremental Revolving Facility” shall have the meaning set forth in Section 2.1(f).

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except deferred taxes, capital stock (including any accrued dividends on capital stock) and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Borrower or any Subsidiary of any Borrower in order to provide protection to, or minimize the impact upon, any Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“In-Transit Inventory” shall mean Inventory of Borrower that is in the possession of a common carrier and: (a) is in transit from a location outside the United States to a location of Borrower inside the United States and listed on Schedule 4.5; (b) is in transit directly to a location of a customer of Borrower, or (c) has cleared customs in the United States, been offloaded at the port of entry and is in transit to a location of Borrower inside the continental United States and listed on Schedule 4.5.

“Inventory” shall mean and include as to each Borrower all of such Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Investments” shall have the meaning set forth in Section 7.4 hereof.

“Investment Property” shall mean and include as to each Borrower, all of such Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall mean PNC in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender Default” shall have the meaning set forth in Section 2.23(a) hereof.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which Administrative Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of any Borrower to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”)

shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under the Guarantor Security Agreement and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.

“Letter of Credit Application” shall have the meaning set forth in Section 2.10 hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.

“Letter of Credit Sublimit” shall mean $5,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.9 hereof.

“License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.

“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Administrative Agent and a Licensor, in form and content reasonably satisfactory to Administrative Agent, by which Administrative Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Administrative Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive or subordinate any Lien that such Person may ever have with respect to any of. the Collateral and shall authorize Administrative Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Collateral.

“Management Agreement” shall mean the letter agreement regarding advisory services, dated as of November 28, 2008, by and between Skullcandy and Goode Partners LLC, a Delaware limited liability company.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, assets, business or properties of the Borrowers and the Guarantors, taken as a whole, (b) the ability of the Borrowers and Guarantors to duly and punctually pay or perform the Obligations in accordance with the terms hereof, (c) the value of the Collateral, or Administrative Agent’s Liens on the Collateral or the priority of any such Lien, or (d) the practical realization of the benefits of Administrative Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of Borrowers, which are material to any Borrower’s business or which, the failure to comply with, could reasonably be expected to result in a Material Adverse Effect.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Revolving Advance Amount” shall mean $28,750,000, as increased from time to time by the Incremental Revolving Facility as set forth in Section 2.1(e).

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA to which contributions are required by any Borrower or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Defaulting Lender” shall have the meaning set forth in Section 2.23(b) hereof.

“Note” shall mean collectively, the Revolving Credit Notes.

“NVOCC” shall have the meaning set forth in the definition of “Eligible In-Transit Inventory”.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances), advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to Lenders or any Agent or to any other direct or indirect subsidiary or affiliate of any Agent or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon, and any costs and expenses of any Person payable by Borrowers and any indemnification obligations payable by Borrowers arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowable or allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of any Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of any Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between any Agent or Lenders and any Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agents or Lenders to perform acts or refrain from taking any action. In addition, the term “Obligations” includes all UPS Affiliate Obligations.

“Ordinary Course of Business” shall mean with respect to any Borrower, the ordinary course of such Borrower’s business as conducted on the Closing Date and reasonable extensions thereof after the Closing Date.

“Original Owner” shall mean Goode Skullcandy Holdings LLC.

“Other Documents” shall mean the Note, the Perfection Certificates, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, any Lender-Provided Interest Rate Hedge, the Imported Goods Agreement, and any and all other agreements, instruments and documents, including the Subordination Agreements, any intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Administrative Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(b) hereof.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.12(d) hereof.

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Payee” shall have the meaning set forth in Section 3.10 hereof.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Administrative Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained or to which contributions are required by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Perfection Certificates” shall mean collectively, the Perfection Certificates and the responses thereto provided by each Borrower and delivered to Administrative Agent.

“Permitted Acquisitions” shall mean the purchase or other acquisition by a Borrower of all or substantially all of the assets of (or any division or business line of) any Person, or the purchase or other acquisition (whether by means of merger, consolidation or otherwise) by a Borrower of all or substantially all of the Equity Interests of any Person so long as:

(a) at the time of and after giving effect to such acquisition, Borrowers have Acquisitions / Dividend Availability and Average Acquisition / Dividend Availability of not less than $7,500,000; provided however that if prior to or concurrently with such acquisition, any portion of the Incremental Revolving Facility has been requested by Borrowers and was granted pursuant to Section 2.1(f), Borrowers shall, at the time of and after giving effect to such acquisition, have Acquisitions / Dividend Availability and Average Acquisition / Dividend Availability of not less than $10,000,000;

(b) (i) at the time of such acquisition, Borrowers shall have a minimum EBITDA of $30,000,000, measured for the twelve month period ended as of the last day of the prior month, and (ii) to the extent that the target of such acquisition, the division or business line being purchased, or the Person selling substantially all of its assets, as applicable, has a negative EBITDA, measured for the twelve month period ended as of the last day of the prior month (except to the extent such acquisition occurs on or prior to the twentieth (20th) day of the then current month, then EBITDA shall be measured for the twelve month period ended as of the last day of the prior month for which financial statements have been required to be delivered), then at the time of and after giving effect to such acquisition (and such target’s, division’s, business line’s or Person’s EBITDA), Borrower shall have a minimum pro forma EBITDA of $30,000,000, measured for the twelve month period then ending;

(c) no Indebtedness for borrowed money will be incurred, assumed, or would exist with respect to any Borrower as a result of such acquisition, other than Indebtedness permitted under clauses (m), (n) or (o) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets or Equity Interests being acquired, other than Permitted Encumbrances;

(d) with respect to the acquisition of the Equity Interests of a Person formed, organized or incorporated, as applicable, in a jurisdiction located in the United States of America, (i) such Person shall be added as a Borrower to this Agreement and be jointly and severally liable for all Obligations, or at Administrative Agent’s sole discretion, a secured Guarantor of the Obligations, and (ii) Administrative Agent shall be granted a first priority lien and security interest in all assets and Equity Interests of such acquired company, subject to documentation reasonably satisfactory to Administrative Agent;

(e) the board of directors, managers, members (or other comparable governing body) of such company, and the shareholders to the extent required by Applicable Law or the organizational documents of such company, shall have duly approved the transaction;

(f) the Borrowers shall have delivered to Administrative Agent (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, the Borrowers would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent fiscal quarter end (except to the extent such acquisition occurs on or prior to the thirtieth (30th) day of the then current fiscal quarter, then compliance with Section 6.5 shall be measured as of the most recent fiscal quarter for which financial statements have been required to be delivered), and (ii) to the extent available, financial statements of the acquired entity for the two most recent fiscal years then ended (or such lesser time period available), in form and substance reasonably acceptable to Administrative Agent;

(g) if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Borrower and newly formed for the sole purpose of effecting such acquisition;

(h) no assets acquired in any such transaction(s) shall be included in the Formula Amount except in Administrative Agent’s sole discretion;

(i) Borrower shall deliver to Administrative Agent, no later than five (5) Business Days prior to the anticipated closing date of the proposed acquisition, drafts of the acquisition agreement and related documents, and on the closing date of such acquisition Borrowers shall deliver fully executed final versions of such acquisitions documents;

(j) with respect to the acquisition of the Equity Interests of a Person formed, organized or incorporated, as applicable, in a jurisdiction located outside the United States of America, (i) the Investment in such Person is a Permitted Investment and (ii) Administrative Agent shall be granted a first priority lien and security interest in the Equity Interests of such Person (not to exceed 65% of the Equity Interests of such Person), subject to documentation reasonably satisfactory to Administrative Agent;

(k) at the time of such acquisition and after giving effect thereto, Borrowers’ Funded Debt to EBITDA (measured on a trailing twelve month basis) ratio is not greater than 2.50 to 1.00; and

(1) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition.

“Permitted Affiliate Transactions” shall mean

(a) transactions disclosed to Administrative Agent, which are on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate;

(b) so long as it has been approved by the applicable Borrower’s Board of Directors in accordance with applicable law, any indemnity provided for the benefit of directors of Borrower;

(c) so long as it has been approved by the applicable Borrower’s Board of Directors , the payment of reasonable fees, compensation, or employee benefit arrangements to employees, officers, and outside directors of such Borrower in the Ordinary Course of Business;

(d) Permitted Loans among Borrowers and their Subsidiaries;

(e) transactions evidenced by the Subordinated Notes, the SPRA and the documents related thereto as in effect on the Closing Date; and

(f) the payment (i) pursuant to the Management Agreement, of management, consulting, monitoring, and advisory fees to Original Owner or its Affiliates in an aggregate amount not to exceed $50,000 in any fiscal quarter of Borrowers and (ii) of reasonable out of pocket expenses of Original Owner and its Affiliates pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, in each case so long as no Default or Event of Default has occurred and is continuing or would result from the making of any such payment(s).

“Permitted Assignees” shall mean (a) any Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank,

an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) any fund that is administered or managed by any Agent or any Lender, an Affiliate of any Agent or any Lender or a related entity; and (d) any Person to whom any Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of asset-based credit facilities.

“Permitted Discretion” shall mean, with respect to any Agent, a good faith determination made in the exercise of reasonable business credit judgment, on a basis consistent with such Agent’s then current commercial credit policies and procedures and from the prospective of a secured asset based lender.

“Permitted Disposition” shall mean

(a) the sale of Inventory in the Ordinary Course of Business;

(b) the disposition or transfer of obsolete and worn-out Equipment in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $500,000 and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Administrative Agent’s first priority security interest, or (ii) the proceeds of which are remitted to Administrative Agent to be applied pursuant to Section 2.21 hereof;

(c) the use or transfer of cash or cash equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents;

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the Ordinary Course of Business;

(e) so long as no Event of Default has occurred and is continuing, the sale or discount of Receivables (other than Eligible Receivables or Eligible Foreign Receivables) in the Ordinary Course of Business, in each case without recourse, but only in connection with the compromise or collection thereof; provided that such sale or discount is on market terms and an arm’s length basis and the proceeds of which are to be paid to Administrative Agent to be applied to the Obligations;

(f) the granting of Permitted Encumbrances;

(g) the lapse of registered patents, trademarks, and other intellectual property of any Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interests of Lenders;

(h) the making of a Permitted Distribution that is expressly permitted to be made pursuant to the Agreement;

(i) the lease or sub-lease of any Real Property of Borrowers;

(j) dispositions of assets acquired by Borrowers pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition (the “Subject Permitted Acquisition”) so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Borrowers, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the Subject Permitted Acquisition; and

(k) the sale, dissolution or other disposition of Cutting Edge Audio Kiosks, LLC on or prior to February 28, 2011.

“Permitted Distribution” shall mean:

(a) so long as no Default or Event of Default has occurred and is continuing or would occur after giving effect to such payment(s), cash dividends on Skullcandy’s Series C Preferred Stock as required by its certificate of incorporation (as in effect on the date hereof), in an amount not to exceed $200,000 in the aggregate in any fiscal year;

(b) conversion of the Subordinated Notes into Equity Interests of Skullcandy and payments in cash in lieu of issuing fractional shares in connection therewith, in each case in accordance with the terms of the Subordinated Notes as of the Closing Date;

(c) (x) so long as no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such payment(s), Skullcandy may make distributions to former employees, consultants, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Skullcandy held by such Persons, provided, however, that the aggregate amount of cash payments made by Skullcandy on account of such redemptions and on promissory notes issued pursuant to clause (i) of the definition of Permitted Indebtedness does not exceed $1,000,000 in the aggregate in any fiscal year, and (y) Skullcandy may make distributions to former employees, consultants, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Skullcandy on account of repurchases of the Equity Interests of Skullcandy held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Skullcandy or in the form of repayment to such Persons of payments made by such Person in connection with the early exercise of options on account or repurchases of the Equity Interests of Skullcandy held by such Person which has not yet vested;

(d) the Recapitalization Dividend;

(e) the Shareholder Recapitalization Payment; and

(f) payment by Skullcandy of the Contingent Payment Amount and the Company Option Value Payment Amount (each, as defined in the SPRA as in effect on the date hereof), provided that such payment or distribution is made solely from the proceeds of a Qualified IPO.

“Permitted Encumbrances” shall mean (a) Liens in favor of Administrative Agent for the benefit of Administrative Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Administrative Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (f) Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (I) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (II) is at all times junior in priority to any Liens in favor of Administrative Agent; (g) mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not overdue by more than thirty (30) days or which are being Properly Contested; (h) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (I) any such lien shall not encumber any other property of any Borrower and (II) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (i) Liens to secure Indebtedness described in clause (o) of the definition of Permitted Indebtedness; (j) Liens on In-Transit Inventory in favor of custom brokers, NVOCC’s and other Persons that are UPS Affiliates, including Liens specifically granted to UPS or a UPS Affiliate pursuant to the Imported Goods Agreement; and Liens granted to a UPS Affiliate on Inventory stored at warehouses owned or operated by such UPS Affiliate; and (k) Liens disclosed on Schedule 1.2 provided that such Liens shall secure only those obligations which they secure on the Closing Date and shall not subsequently apply to any other property or assets of any Borrower other than the property and assets to which they apply as of the Closing Date.

“Permitted Indebtedness” shall mean:

(a) Indebtedness to Lenders;

(b) Indebtedness set forth on Schedule 1.1 and any Refinancing Indebtedness in respect of such Indebtedness;

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness;

(d) endorsement of instruments or other payment items for deposit;

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Borrower, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness;

(f) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(g) the incurrence by any Borrower or its Subsidiaries of unsecured Indebtedness under hedging agreements that are incurred for the bona fide purpose of hedging interest rate or foreign currency risk associated with such Borrower’s and its Subsidiaries operations and not for speculative purposes and any Indebtedness under any Lender Provided Interest Rate Hedge;

(h) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the Ordinary Course of Business;

(i) unsecured Indebtedness of any Borrower owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing), incurred in connection with the repurchase by such Borrower of the Equity Interests of such Borrower that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at anyone time does not exceed $500,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Administrative Agent;

(j) Indebtedness composing Investments permitted in Section 7.4 hereof;

(k) unsecured Indebtedness evidenced by the Subordinated Notes and Refinancing Indebtedness in respect thereof so long as, in all cases, such Indebtedness is subordinated to the Obligations pursuant to the a Subordination Agreement;

(1) Indebtedness consisting of trade payables and current liabilities;

(m) unsecured Indebtedness of any Borrower incurred in connection with any Permitted Acquisition (including any Indebtedness owing to the applicable sellers), the Recapitalization Dividend or otherwise, so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the end of the Term, (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions satisfactory to Administrative Agent in its Permitted Discretion, (iv) the cash portion of any interest accruing on such Indebtedness shall not exceed 15% per annum, and (v) any covenants contained in any documents, instruments or agreements evidencing such Indebtedness shall not be more restrictive than the covenants contained herein;

(n) Indebtedness of a Person whose assets or Equity Interests are acquired by any Borrower or any of its Subsidiaries in a Permitted Acquisition; provided however that such Indebtedness (i) is either purchase money financing or a capital lease, in each case with respect to Equipment financing, (ii) was in existence prior to the date of such Permitted Acquisition, (iii)

was not incurred in connection with, or in contemplation of, such Permitted Acquisition, and (iv) may not be secured by Receivables or Inventory;

(o) Permitted Purchase Money Indebtedness incurred in connection with a Permitted Acquisition;

(p) Indebtedness (without duplication of Permitted Purchase Money Indebtedness) for Capital Expenditures permitted under Section 7.6 hereof;

(q) Contingent liabilities in respect of any indemnification obligation or adjustment of purchase price incurred in connection with the consummation of one or more Permitted Acquisitions; and

(r) other unsecured Indebtedness in the aggregate principal amount not to exceed $1,000,000 at any time.

“Permitted Investments” shall mean:

(a) Investments in, any other Borrower or any of their respective Subsidiaries (provided that with respect to any Subsidiary created or acquired subsequent to the Closing Date, the creation or acquisition of such Subsidiary is permitted pursuant to Section 7.12);

(b) Investments cash and cash equivalents;

(c) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(d) Investments existing on the Closing Date and set forth on Schedule 1.3;

(e) loans and advances to employees in the Ordinary Course of Business in an amount not to exceed $250,000 in the aggregate outstanding at any time;

(f) Investments in Foreign Subsidiaries and foreign joint ventures in an amount not to exceed $10,000,000 in the aggregate at any time; and

(g) other Investments in an amount no to exceed $100,000.

“Permitted Joint Ventures” shall mean equity and debt Investments in joint ventures so long as:

(a) at the time of and after giving effect to the Investment in such joint venture, Borrowers have Acquisitions / Dividend Availability and Average Acquisition / Dividend Availability of not less than $7,500,000; provided however that if prior to or concurrently at the time of the Investment in such joint venture, any portion of the Incremental Revolving Facility has been requested by Borrowers and was granted pursuant to Section 2.1(f), Borrowers shall, at the time of and after giving effect to the Investment in such joint venture, have Acquisitions / Dividend Availability and Average Acquisition / Dividend Availability of not less than $10,000,000;

(b) (i) at the time of and after giving effect to the Investment in such joint venture, Borrowers shall have a minimum EBITDA of $30,000,000, measured for the twelve month period ended as of the last day of the prior month, and (ii) to the extent that the entity in which Borrowers are making an Investment is an existing entity, has a negative EBITDA, measured for the trailing twelve month period ended as of the last day of the prior month (or such shorter period as such entity has results of operations), and would be consolidated with the Borrowers on its financial statements in accordance with GAAP, then at the time of and after giving effect to the Investment in such joint venture, Borrower shall have a minimum EBITDA of $30,000,000, measured for the twelve month period then ending;

(c) no Indebtedness for borrowed money will be incurred, assumed, or would exist with respect to Borrowers or any Subsidiary as a result of such joint venture, other than Indebtedness permitted under clause (m) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets or property of any Borrower as a result of such joint venture;

(d) Borrowers shall deliver to Administrative Agent, no later than five (5) Business Days prior to the anticipated creation of the joint venture, drafts of the joint venture agreement and related documents, and on the closing date of such joint venture, Borrowers shall deliver fully executed final versions of such joint venture documents;

(e) the Borrowers shall have delivered to Administrative Agent (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to the Investment in such joint venture on a pro forma basis, the Borrowers would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent fiscal quarter end, and (ii) to the extent available, financial statements for such entity for the two most recent fiscal years then ended or the most recent fiscal year then ended (or such lesser time period available), in form and substance reasonably acceptable to Agent;

(f) with respect to the acquisition of the Equity Interests of a Person formed, organized or incorporated, as applicable, in a jurisdiction located outside the United States of America, the Investment in such Person is a Permitted Investment;

(g) Administrative Agent shall be granted a first priority lien and security interest in all Equity Interests (not to exceed 65% of the Equity Interest of any foreign entity) of the entity held by the Borrowers in which Borrowers are investing and all dividends, distributions and proceeds thereof; and

(h) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such joint venture.

“Permitted Loans” shall mean loans made by (a) a Borrower to another Borrower; (b) a Subsidiary that is not a Borrower or Guarantor to a Borrower or Guarantor, so long as the parties party thereto enter into a subordination agreement with Administrative Agent, pursuant to which such parties subordinate such loans to the Obligations, on terms and conditions satisfactory to

Administrative Agent; (c) a Borrower or a Guarantor to a Foreign Subsidiary so long as the total amount of loans to such Person, together with any Investment in such Person does not exceed the amount set forth in clause (f) of the definition of Permitted Investments; and (d) any other Loan which if an Investment would qualify as a Permitted Investment.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, purchase money indebtedness incurred by Borrowers after the Closing Date to acquire Equipment, fixtures or other fixed assets in an aggregate principal amount at any time not in excess of $1,000,000.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan), maintained for employees of any Borrower or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean that certain Collateral Pledge Agreement executed by Skullcandy in favor of Administrative Agent dated as of the Closing Date and any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any obligations, Indebtedness, Lien or Charge, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof: (i) such obligations, Indebtedness, Lien or Charge, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Administrative Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such obligations, Indebtedness, Lien or Charge, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such obligations, Indebtedness, Lien or Charge and all penalties, interest and other amounts due in connection therewith.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Protective Advances” shall mean any amounts owing to Administrative Agent or Lenders in respect of any Advances made or funds expended by any of them to protect, preserve or complete the Collateral, or any of Administrative Agent’s Liens or security interests or other rights in and to the Collateral, or any of Administrative Agent’s rights under this Agreement or the Other Documents, or to perform any obligations of Borrowers under this Agreement or the Other Documents, or any other similar “protective” advances, including without limitation, employee payroll payments, insurance payments, tax payments and other payments made to protect Administrative Agent’s rights in the Collateral.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the Eurodollar Rate for a one month period as published in another publication selected by the Administrative Agent in its Permitted Discretion).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified IPO” shall mean an initial public offering of Skullcandy conducted under and in accordance and compliance with the Securities Act and the rules and regulations of the SEC and all other applicable federal and state securities laws.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Borrower’s right, title and interest in and to the owned and leased premises identified on Schedule 4.5 hereto or which is hereafter owned or leased by any Borrower.

“Recapitalization Dividend” shall mean a one time cash dividend on account of Skullcandy’s Equity Interests, declared and made prior to the consummation of an initial public offering of Skullcandy; provided that: (a) such dividend does not exceed, in the aggregate, the sum of $50,000,000 minus the Shareholder Recapitalization Payment; (b) at the time of and after giving effect to the making of such dividend, Borrowers have Acquisition / Dividend Availability and Average Acquisition / Dividend Availability in an amount not less than $10,000,000; (c) at the time of the making of such dividend, Borrowers shall have a minimum EBITDA of $30,000,000, measured for the twelve month period ended as of the last day of the prior month (except to the extent the dividend is made on or prior to the twentieth (20th) day of the then current month, then EBITDA shall be measured for the twelve month period ended as of the last day of the prior month for which financial statements have been required to be delivered); (d) Borrowers’ EBITDA as of the last day of the prior fiscal quarter, measured on a trailing twelve month basis, was greater than Borrowers’ EBITDA as of the last day of the fiscal quarter immediately preceding such fiscal quarter, measured on a trailing twelve month basis; (e) Borrowers’ projected EBITDA, for the twelve (12) month period commencing on the first day of the month in which the dividend is made, as evidenced by Borrowers’ projections based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers’ reasonable judgment based on Borrower’s then present circumstances, is projected to be greater than Borrowers’ EBITDA for the twelve month period ended as of the last day of the prior month; and (f) at the time of and after giving effect to the making of such dividend, Borrowers’ Funded Debt to EBITDA (measured on a trailing twelve months basis) ratio is not greater than 2.5 to 1.0.

“Recapitalization Dividend Debt Prepayment” shall mean the prepayment of Indebtedness incurred to finance the Recapitalization Dividend solely from the proceeds of a Qualified IPO.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Administrative Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d) if the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended; and

(e) if the Indebtedness that is refinanced, renewed, or extended was secured by Liens on any property or assets of any Borrower, then the Liens securing such refinanced, renewed or extended Indebtedness shall not attach to any property or assets of any Borrower other than the property and assets to which the Liens securing the original Indebtedness attached.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.12(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean Lenders holding at least fifty percent (50%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding fifty percent (50%) of the Commitment Percentages; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders. Notwithstanding the foregoing, in all events Required Lenders shall include PNC (so long as PNC is Administrative Agent or a Lender hereunder) and UPSC (but only in the event UPSC’s Commitment Percentage is equal to or greater than its Commitment Percentage as of the Closing Date), each in its capacity as Lender.

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Revolving Advances” shall mean Advances made other than Letters of Credit.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean: (a) with respect to Domestic Rate Loans, an interest rate per annum equal to the sum of the Alternate Base plus one and one half of one percent (1.50%); and (b) with respect to Eurodollar Rate Loans, the sum of the Eurodollar Rate plus three percent (3.0%).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Secured Parties” shall mean Agents, Lenders and any Affiliates thereof, including UPS Affiliates.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Administrative Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Skullcandy” shall have the meaning set forth in the preamble to this Agreement.

“Shareholder Recapitalization Payment” shall mean the principal payment made by the Borrowers in connection with the Recapitalization Dividend on account of the Subordinated Notes described in clause (ii) of the definition of “Subordinated Notes” to the extent permitted in the applicable Subordination Agreement.

“SPRA” shall mean the Securities Purchase and Redemption Agreement, dated as of November 28, 2009, by and among Skullcandy, Original Owner, the existing security holders of Skullcandy party thereto and Richard P. Alden.

“Subordinated Note Holders” shall mean any holder of any Subordinated Note and its successors and assigns.

“Subordinated Loans” shall mean the loans evidenced by the Subordinated Notes.

“Subordinated Notes” shall mean (i) the Convertible Secured Promissory Note dated as of November 28, 2008 issued by Skullcandy to Goode Skullcandy Holdings LLC and its permitted assigns, in the original principal amount of $29,823,926.46, (ii) the Unsecured Subordinated Promissory Note dated as of February 3, 2009 issued by Skullcandy to the shareholders of Skullcandy listed on Annex A thereto in the original principal amount of $25,000,000, and in each case all other instruments, agreements and documents executed in connection therewith.

“Subordination Agreement” shall mean those certain Subordination Agreements dated the Closing Date among Administrative Agent, Borrowers and the Subordinated Note Holders.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of any Subsidiary owned by any Borrower (not to exceed 65% of the Equity Interests of any Foreign Subsidiary).

“Tangible Net Worth” shall mean, at a particular date, (a) the aggregate amount of all assets of Borrowers on a Consolidated Basis as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of all liabilities of Borrowers on a Consolidated Basis.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean: (i) a Reportable Event with respect to any Plan; (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transactions” shall have the meaning set forth in Section 5.5 hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the sum of Borrowers’ unrestricted cash, plus the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days or more past their due date, plus (iii) fees and expenses for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.

“Unfunded Capital Expenditures” shall mean Capital Expenditures made through Revolving Advances or out of Borrowers’ own funds other than through equity contributed subsequent to the Closing Date or purchase money or other financing or lease transactions permitted hereunder; provided however that Unfunded Capital Expenditures shall not include any expenditures incurred in connection with the closing of any Permitted Acquisition.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“UPS Affiliate” shall mean any present or future subsidiary or other Affiliate of UPSC, including, without limitation, UPS Supply Chain Solutions, Inc. and UPS Ocean Freight Services, Inc.

“UPS Affiliate Obligations” shall mean all debts, liabilities and obligations owed at any time by any Borrower to any UPS Affiliate in connection with the importation, handling and storage of, and other logistics or transportation services provided with respect to, Inventory (including Foreign Inventory and In-Transit Inventory), including for avoidance of doubt, all obligations under the Imported Goods Agreement and all warehouseman’s charges, customs broker’s fees, duties, freight, demurrage and any amounts advanced by any UPS Affiliate to any Person in connection with any of the foregoing.

“UPSC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “commercial tort claims”, “instruments”, “general intangibles”, “goods”, “payment intangibles”, “proceeds”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4. Certain Matters of Construction. The terms “herein”, “hereof and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Administrative Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first in, first out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or all Lenders, as applicable. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Administrative Agent, any agreement entered into by Administrative Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Administrative Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Administrative Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Administrative Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II.	ADVANCES, PAYMENTS.

2.1. Revolving Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement including Sections 2.1(b) and (c), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i) (A) 85%, subject to the provisions of Section 2.1(b), (c) and (e) hereof, of Eligible Receivables, plus (B) 80%, subject to the provisions 2.1(b), (c) and (e) hereof, of Eligible Foreign Receivables (collectively, the “Receivables Advance Rate”); plus

(ii) the lesser of (A) 70%, subject to the provisions of Section 2.1(b), (c) and (d) hereof, of the value of the Eligible Inventory, Eligible Foreign Inventory and Eligible In-Transit Inventory (without duplication), or (B) 85% of the appraised net orderly liquidation value of Eligible Inventory, Eligible Foreign Inventory and Eligible In-Transit Inventory (as evidenced by an Inventory appraisal satisfactory to Administrative Agent in its Permitted Discretion) (as applicable, the “Inventory Advance Rate” and together with the Receivables Advance Rate, collectively, the “Advance Rates”), minus

(iii) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iv) such reserves as Administrative Agent deems proper and necessary in its Permitted Discretion from time to time.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i) and (ii) minus (y) Section 2.1(a)(y)(iii) and (iv) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b) Discretionary Rights. The Advance Rates may be increased or decreased by Administrative Agent at any time and from time to time in the exercise of its Permitted Discretion. Any increase or decrease to any Advance Rate or reserve or any imposition of new reserve and any change to eligibility criteria with respect to Eligible Receivables, Eligible Foreign Receivables, Eligible Inventory, Eligible Foreign Inventory and Eligible In-Transit Inventory by Administrative Agent under this Agreement shall be effective not earlier than two (2) Business Days following written notice from Administrative Agent. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. The rights of Administrative Agent under this subsection are subject to the provisions of Section 16.2(b).

(c) Sublimits for Revolving Advances. The aggregate amount of Revolving Advances made to Borrowers against:

(i) Eligible Foreign Receivables shall not exceed in the aggregate, at any time, more than fifteen percent (15%) of the Maximum Revolving Advance Amount.

(ii) Eligible Inventory, Eligible Foreign Inventory and Eligible In-Transit Inventory shall not exceed in the aggregate at any time, fifty percent (50%) of the Maximum Revolving Advance Amount.

(iii) Eligible In-Transit Inventory shall not exceed in the aggregate, at any time, more than fifteen percent (15%) of the Maximum Revolving Advance Amount.

(iv) Eligible Foreign Inventory shall not exceed in the aggregate, at any time, more than ten percent (10%) of the Maximum Revolving Advance Amount.

(v) Eligible Foreign Receivables with respect to which 57 North is the Customer, shall not exceed in the aggregate, at any time more than $2,500,000.

(d) Advances against Eligible Foreign Inventory and Eligible In-Transit Inventory. Notwithstanding anything to the contrary contained herein, Lenders shall not make any Advances against Eligible Foreign Inventory or Eligible In-Transit Inventory unless UPSC (including any successors or surviving entity of any merger with or of UPSC to the extent such successor or surviving entity maintains substantially similar operations as UPSC and such successor or surviving entity can perform, in Administrative Agent’s Permitted Discretion, its obligations as Foreign Collateral Agent hereunder but excluding any other successors and assigns, except as otherwise consented to by Administrative Agent) is a Lender hereunder.

(e) Eligible Reserves. Notwithstanding anything to the contrary contained above, the total amount of Eligible Receivables shall be reduced by an amount equal to the sum of all sales, advertising and warranty accruals reported by Borrowers on their most recent balance sheet. For the avoidance of doubt, such reduction shall occur prior to applying the Receivables Advance Rate set forth in Section 2.1(a)(y)(i) above.

(f) Incremental Facility. Subject to the terms and conditions set forth herein, Borrowers shall have the right, at any time prior to the end of the Term, to request, upon ten (10) Business Days prior written notice, an increase to the Maximum Revolving Advance Amount (the “Incremental Revolving Facility”) up to $50,000,000 (an aggregate increase of $21,250,000); provided however, that: (a) Borrowers shall not be permitted to make more than two requests for increases during the Term, and each increase shall not exceed $10,625,000; (b) no Default or Event of Default shall have occurred or would occur at the time of, or after giving effect to, such request; and (c) Borrower shall pay a closing fee in an amount equal to one half of one percent (0.50%) of the amount of the increase, which fee shall be earned on the date the increase is effective, and shall be non-refundable when paid. The following terms and conditions shall apply to the Incremental Revolving Facility: (i) the loans made under the Incremental Revolving Facility shall constitute Obligations and will be secured and guaranteed with the other Obligations on a pari passu basis, (ii) such Incremental Revolving Facility shall be obtained from Lenders existing on the Closing Date and such Lender’s Commitment Percentage of such Incremental Revolving Facility will be as set forth on the signature page hereto, (iii) Borrowers shall execute amended and restated Revolving Credit Notes in favor of the existing Lenders evidencing the increase in the Maximum Revolving Advance Amount, (iv) the conditions in Section 8.2 shall have been satisfied, (v) Administrative Agent shall have received evidence that all requisite corporate action and proceedings in connection with the Incremental Revolving Facility shall have been taken which evidence shall be in form and substance satisfactory to Administrative Agent, and (vi) Administrative Agent shall have received from Borrowers and any Guarantor such other documentation as it deems reasonably necessary. Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other document as may be necessary to incorporate the terms of any new Incremental Revolving Facility herein therein.

2.2. Procedure for Revolving Advances Borrowing.

(a) Borrowing Agent on behalf of any Borrower may notify Administrative Agent prior to 12:00 noon on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any Other Document, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Administrative Agent or Lenders, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a Eurodollar Rate Loan, Borrowing Agent shall give Administrative Agent written notice by no later than 10:00 a.m. on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day; and provided further that, Borrowers shall not be permitted to select an Interest Period that would expire after the Term. No Eurodollar Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested Eurodollar Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than five (5) Eurodollar Rate Loans, in the aggregate.

(c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

Borrowing Agent shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Administrative Agent pursuant to Section 2.2(b) or by its notice of conversion given to Administrative Agent pursuant to Section 2.2(d), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Administrative Agent of such duration not later than 10:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Administrative Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) hereinbelow.

(d) Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that (i) any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan and (ii) no conversion to a Eurodollar Rate Loan shall be permitted if an Event of Default has occurred and is continuing. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Administrative Agent written notice by no later than 10:00 a.m. (x) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Eurodollar Rate Loan, or (y) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(e) At its option and upon written notice given prior to 10:00 a.m. (New York time) at least three (3) Business Days’ prior to the date of such prepayment, any Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Administrative Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f) Each Borrower shall indemnify Administrative Agent and Lenders and hold Administrative Agent and Lenders harmless from and against any and all losses or expenses that Administrative Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Administrative Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Administrative Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(g) Notwithstanding any other provision hereof, if any change in any Applicable Law, treaty, regulation or directive, or any change in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of the affected Lender or Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and replaced with an obligation to make Domestic Rate Loans in lieu thereof and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Administrative Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Administrative Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by

Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

2.3. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Administrative Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Administrative Agent or Lenders, shall be charged to Borrowers’ Account on Administrative Agent’s books. During the Term, Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Administrative Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by any Borrower, be disbursed to Administrative Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4. Reserved.

2.5. Maximum Advances. The aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

2.6. Repayment of Advances.

(a) The Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Administrative Agent on the date received. In consideration of Administrative Agent’s agreement to conditionally credit Borrowers’ Account as of the next Business Day following Administrative Agent’s receipt of those items of payment, each Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Administrative Agent on account of the Obligations one (1) Business Day after (i) the Business Day following Administrative Agent’s receipt of such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Administrative Agent in any other form, the Business Day such payment constitutes good funds in Administrative Agent’s account. Administrative Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Administrative Agent and Administrative Agent

may charge Borrowers’ Account for the amount of any item of payment which is returned to Administrative Agent unpaid.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Administrative Agent at the Payment Office not later than 1:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Administrative Agent. Administrative Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d) Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7. Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred. In the event the value of Borrowers’ Inventory, as so determined pursuant to an appraisal performed pursuant to Section 4.21 hereof, is less than anticipated by Administrative Agent or Lenders, such that the Revolving Advances against Eligible Inventory, Eligible Foreign Inventory or Eligible In-Transit Inventory, are in fact in excess of such Advances permitted hereunder, then, promptly upon Administrative Agent’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances made against such Eligible Inventory so as to eliminate the excess Advances.

2.8. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Administrative Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Administrative Agent to record the date and amount of any Advance shall not adversely affect Administrative Agent or any Lender. Each month, Administrative Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Administrative Agent and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Administrative Agent receives a written statement of Borrowers’ specific exceptions thereto within forty five (45) days after such statement is received by Borrowing Agent. The records of Administrative Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9. Letters of Credit. Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby and/or trade letters of credit (“Letters of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the Maximum Undrawn Amount of all outstanding

Letters of Credit to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount. The Maximum Undrawn Amount of outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.

2.10. Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of Borrowers, may request Administrative Agent to issue or cause the issuance of a Letter of Credit by delivering to Administrative Agent at the Payment Office, prior to 12:00 noon (New York time), at least five (5) Business Days’ prior to the proposed date of issuance, Administrative Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Administrative Agent; and, such other certificates, documents and other papers and information as Administrative Agent may reasonably request. Borrowing Agent, on behalf of Borrowers, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Administrative Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance (provided that any such Letter of Credit may, by its terms, permit automatic one year extensions of the expiry date unless the Issuer of such Letter of Credit provides a notice of non-extension) and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (15P98-International Chamber of Commerce Publication Number 590) (the “15P98 Rules”), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Administrative Agent, and each trade Letter of Credit shall be subject to the UCP.

(c) Administrative Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.11. Requirements For Issuance of Letters of Credit.

(a) Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Administrative Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Administrative Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance thereof.

(b) In connection with all Letters of Credit issued or caused to be issued by Administrative Agent under this Agreement, each Borrower hereby appoints Administrative Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Administrative Agent or Administrative Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Agent’s, or in the name of Administrative Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Administrative Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Administrative Agent’s or its attorney’s gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.12. Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuer of such Letter of Credit a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Administrative Agent will promptly notify Borrowing Agent. Provided that Borrowing Agent shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse Administrative Agent shall sometimes be referred to as a “Reimbursement Obligation”) Administrative Agent prior to 12:00 Noon, New York time on each date that an amount is paid by Administrative Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Administrative Agent. In the event Borrowers fail to reimburse Administrative Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon, New York time, on the Drawing Date, Administrative Agent will promptly notify each Lender thereof, and Borrowers shall be deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the lesser of (i) the Maximum Revolving Advance Amount, less the Maximum Undrawn Amount of all outstanding Letters of Credit, or (ii) the Formula Amount and, in each case, subject to Section 8.2 hereof. Any notice given by Administrative Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender shall upon any notice pursuant to Section 2.12(b) make available to Administrative Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender so notified fails to make available to Administrative Agent the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m., New York time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loans on and after the fourth day following the Drawing Date. Administrative Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Administrative Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.12(c) (i) and (ii) until and commencing from the date of receipt of notice from Administrative Agent of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.12(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Administrative Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each Lender’s payment to Administrative Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.12.

(e) Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Administrative Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than the Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.13. Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Administrative Agent for its account of immediately available funds from Borrowers (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Administrative Agent, or (ii) in payment of interest on such a payment made by Administrative Agent under such a Letter of Credit, Administrative Agent will pay to each Lender, in the same funds as those received by Administrative Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the

Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Administrative Agent.

(b) If Administrative Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrower to Administrative Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Administrative Agent, forthwith return to Administrative Agent the amount of its Commitment Percentage of any amounts so returned by Administrative Agent plus interest at the Federal Funds Effective Rate.

2.14. Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Administrative Agent’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Administrative Agent’s written regulations and customary practices relating to letters of credit, though Administrative Agent’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Administrative Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.15. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Administrative Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.16. Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrower to reimburse Administrative Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Administrative Agent, any Borrower or any other Person for any reason whatsoever;

(ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Administrative Agent or any of Administrative Agent’s Affiliates has been notified thereof;

(vi) payment by Administrative Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Administrative Agent or any of Administrative Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless the Administrative Agent has received written notice from Borrowing Agent of such failure within three (3) Business Days after the Administrative Agent shall have furnished Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii) the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.17. Indemnity. In addition to amounts payable as provided in Section 16.5, each Borrower hereby agrees to protect, indemnify, pay and save harmless Administrative Agent and any of Administrative Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses and out of pocket costs, charges and expenses (including reasonable fees, expenses and disbursements of one primary external counsel and any local counsel required due to jurisdictional issues) which the Administrative Agent or any of Administrative Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of the Administrative Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Administrative Agent or any of Administrative Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”). The foregoing obligations and the indemnifications hereunder shall survive the termination of this Agreement.

2.18. Liability for Acts and Omissions. As between Borrower and Administrative Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries Of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, Administrative Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (unless Administrative Agent shall have been notified thereof in writing by Borrowers and Administrative Agent in its sole discretion determines it is not legally obligated to honor such documentation or application); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Administrative Agent, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of any of Administrative Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Administrative Agent from liability for Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Administrative Agent or Administrative Agent’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Administrative Agent and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Administrative Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Administrative Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Administrative Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without willfull misconduct or gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Administrative Agent under any resulting liability to any Borrower or any Lender.

2.19. Additional Payments. Any sums expended by Administrative Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14, 4.20 and 6.1 hereof, may be charged to Borrowers’ Account as a Revolving Advance and added to the Obligations.

2.20. Manner of Borrowing and Payment.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b) Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.

(c) (i) Notwithstanding anything to the contrary contained in Sections 2.20(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Administrative Agent and each payment by any Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 P.M., New York time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Administrative Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Administrative Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Administrative Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Administrative Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

(ii) Each Lender shall be entitled to earn interest at the applicable Revolving Interest Rate on outstanding Advances which it has funded.

(iii) Promptly following each Settlement Date, Administrative Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Administrative Agent shall be conclusive in the absence of manifest error.

(d) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited

Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e) Unless Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Administrative Agent, Administrative Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Administrative Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount. Administrative Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. If such amount is made available to Administrative Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Administrative Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Administrative Agent. A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Administrative Agent by such Lender within three (3) Business Days after such Settlement Date, Administrative Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrowers; provided, however, that Administrative Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.

2.21. Mandatory Prepayments. Subject to Section 4.3 hereof, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs and expenses related to such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Administrative Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Advances in such order as Administrative Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

2.22. Use of Proceeds.

(a) Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness owed to Wells Fargo Capital Finance, (ii) pay fees and expenses relating to this transaction, (iii) fund Capital Expenditures, (iv) provide for its working capital needs and other general corporate purposes, and (v) reimburse drawings under Letters of Credit.

(b) Without limiting the generality of Section 2.22(a) above, neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

2.23. Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Administrative Agent or Borrowing Agent that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 while such Lender Default remains in effect.

(b) Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Administrative Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Administrative Agent. Administrative Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c) A Defaulting Lender shall not be entitled to give instructions to Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Commitment Percentage.

(d) Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Administrative Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Administrative Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event a Defaulting Lender retroactively cures to the satisfaction of Administrative Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

III.	INTEREST AND FEES.

3.1. Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to the applicable Revolving Interest Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Administrative Agent or at the direction of Required Lenders, the Obligations shall bear interest at the Revolving Interest Rate for Domestic Rate Loans plus two (2%) percent per annum (the “Default Rate”).

3.2. Letter of Credit Fees.

(a) Borrowers shall pay (x) to Administrative Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by three percent (3.0%) per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Administrative Agent or at the direction of Required Lenders, the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b) At any time following the occurrence of an Event of Default or the expiration of the Term Borrowers will cause cash to be deposited and maintained in an account with Administrative Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Administrative Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Administrative Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Administrative Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations (other than contingent indemnification claims which have not yet been asserted by Agents or Lenders); (y) expiration of all Letters of Credit; and (z) termination of this Agreement.

3.3. Closing Fee, Facility Fee and Underwriting Fee.

(a) Upon the execution of this Agreement, Borrowers shall pay to Administrative Agent for the ratable benefit of Lenders, a closing fee of $71,875.00, which fee shall be earned on the date of this Agreement and shall be non-refundable when paid, and which shall be payable in two equal installments of $35,937.50 each, the first of which shall be due on the date of this Agreement and the second of which shall be due on the first anniversary of the date of this Agreement (or, if sooner, the date that the Lenders’ commitments hereunder are terminated), provided that the portion of the deposit fee of $125,000 heretofore paid by Borrowers to Administrative Agent remaining after application of such fees to reasonable out of pocket costs and expenses, if any, of the Agents on or prior to the Closing Date, shall be applied by Administrative Agent in payment of the closing fee set forth herein.

(b) If, for any calendar quarter during the Term, the average daily unpaid balance of the Revolving Advances plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Administrative Agent for the ratable benefit of Lenders a fee at a rate equal to one half of one percent (.50%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance. Such fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.4. Collateral Evaluation Fee and, Collateral Monitoring Fee.

(a) Borrowers shall pay Administrative Agent, for the ratable benefit of Agents, a collateral monitoring fee equal to $2,500 per month commencing on the first day of the month following the Closing Date and on the first day of each month thereafter during the Term. The collateral monitoring fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

(b) Borrowers shall pay to Administrative Agent on the first day of each month following any month in which Administrative Agent performs any collateral evaluation - namely any field examination, collateral analysis, appraisal or other business analysis, the need for which is to be determined by Administrative Agent and which evaluation is undertaken by Administrative Agent or for Administrative Agent’s benefit - a collateral evaluation fee in an amount equal to $850 per day for each person employed to perform such evaluation, plus all out of pocket costs and disbursements incurred by Administrative Agent in the performance of such examination or analysis; provided however that so long as no Default or Event of Default has occurred and is continuing, Borrowers shall not be liable for the collateral evaluation fees of more than four (4) such field examinations in any fiscal year.

(c) All of the fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.21 hereof shall be paid for when due, in full and without off-set, by Borrowers; provided however that so long as no Default or Event of Default has occurred and is continuing, Borrowers shall not be liable for the cost and expenses of more than two (2) such appraisals in any fiscal year.

3.5. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Domestic Rate Loans during such extension.

3.6. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7. Increased Costs. In the event that any change after the date hereof in any Applicable Law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Administrative Agent or any Lender and any corporation or bank controlling Administrative Agent or any Lender and the office or branch where Administrative Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Administrative Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Administrative Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Administrative Agent or any Lender by the jurisdiction in which it maintains its principal office);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Administrative Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Administrative Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Administrative Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Administrative Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Administrative Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Administrative Agent or such Lender, upon its demand, such additional amount as will compensate Administrative Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be. Administrative Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8. Basis For Determining Interest Rate Inadequate or Unfair. In the event that Administrative Agent shall have determined that:

(a) reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Administrative Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Administrative Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Administrative Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Administrative Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn,

Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.9. Capital Adequacy.

(a) In the event that Administrative Agent or any Lender shall have determined that any change after the date hereof in Applicable Law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Administrative Agent or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Administrative Agent or any Lender and the office or branch where Administrative Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Administrative Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Administrative Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Administrative Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Administrative Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Administrative Agent or such Lender such additional amount or amounts as will compensate Administrative Agent or such Lender for such reduction. In determining such amount or amounts, Administrative Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Administrative Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, regulation or condition.

(b) A certificate of Administrative Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Administrative Agent or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10. Gross Up for Taxes. If any Borrower shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents to Administrative Agent, or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) such Borrower shall make such withholding or deductions, and (c) such Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. Notwithstanding the foregoing, no Borrower shall be obligated to make any portion of the Gross-Up Payment that is attributable to (x) any withholding or deductions that would not have been paid or claimed had the applicable Payee or Payees properly claimed a complete exemption with respect thereto pursuant to Section

3.11 hereof, or (y) with respect to any Payee that is not incorporated under the Laws of the United States of America or a state thereof, withholding or deductions that are required as of (I) if such Payee is a party hereto on the Closing Date, the Closing Date, or (II) if such Payee becomes a party hereto subsequent to the Closing Date, the effective date that such Payee becomes a party hereto, whether by assignment or otherwise, provided however that such Payee shall be entitled to a Gross-Up Payment to the same extent that any assignor who assigned its interest to such Payee was entitled to such payment.

3.11. Withholding Tax Exemption.

(a) Each Payee that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of Administrative Agent or Borrowing Agent, each other Payee) agrees that it will deliver to Borrowing Agent and Administrative Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1 (c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1 (e)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.

(b) Each Payee required to deliver to Borrowing Agent and Administrative Agent a valid Withholding Certificate pursuant to Section 3.11(a) hereof shall deliver such valid Withholding Certificate as follows: (i) each Payee which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by any Borrower hereunder for the account of such Payee; and (ii) each Payee shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless Administrative Agent in its Permitted Discretion shall permit such Payee to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by Agent). Each Payee which so delivers a valid Withholding Certificate further undertakes to deliver to Borrowing Agent and Administrative Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrowing Agent or Administrative Agent.

(c) Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax required under Section 3.11(b) hereof, Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations. Further, Administrative Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Payee for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.

3.12. Limitation on Recovery. Notwithstanding anything to the contrary contained in this Agreement, Borrowers shall not be required to compensate Administrative Agent or any Lender for compensation or reimbursement claimed pursuant to Section 3.7 or Section 3.9 which relates to a period more than 180 days prior to the date of delivery of the statement under Section 3.7 or Section 3.9, as applicable, related to such compensation or reimbursement.

IV.	COLLATERAL: GENERAL TERMS

4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agents and each Lender of the Obligations, each Borrower hereby assigns, pledges and grants to Administrative Agent for the benefit of Agents and for the ratable benefit of each Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Administrative Agent’s security interest and shall cause its financial statements to reflect such security interest. Together with the delivery of the quarterly financial statements pursuant to Section 9.8 herein, each Borrower shall provide Administrative Agent with written notice of all commercial tort claims in excess of $250,000 and in which any Borrower has obtained any rights since the delivery of the last such quarterly financial statements, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, such Borrower shall be deemed to hereby grant to Administrative Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2. Perfection of Security Interest. Each Borrower shall take all action that may be necessary or desirable, or that Administrative Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Administrative Agent’s security interest in and Lien on the Collateral or to enable Administrative Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain Lien Waiver Agreements, (iii) delivering to Administrative Agent, endorsed or accompanied by such instruments of assignment as Administrative Agent may specify, and stamping or marking, in such manner as Administrative Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) using commercially reasonable efforts to enter into warehousing, lockbox and other custodial arrangements reasonably satisfactory to Administrative Agent, and (v) executing and/or delivering, and using commercially reasonable efforts to cause third parties to execute and deliver, in each case, as applicable, financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Administrative Agent, relating to the creation, validity, perfection, maintenance or continuation of Administrative Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Borrower hereby authorizes Administrative Agent to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance reasonably satisfactory to Administrative Agent (which statements may have a description of collateral which is broader than that set forth herein and may use the terms “all assets”, “all personal property” or similar terms). All out of pocket charges, expenses and fees that Administrative Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Administrative Agent’s option, shall be paid to Administrative Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3. Disposition of Collateral. Each Borrower will safeguard and protect all Collateral for Administrative Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except Permitted Dispositions.

4.4. Preservation of Collateral. Following the occurrence of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Administrative Agent: (a) may at any time take such steps as Administrative Agent deems necessary to protect Administrative Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Administrative Agent may deem appropriate; (b) may employ and maintain at any of any Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Administrative Agent may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers’ owned or leased property. Each Borrower shall cooperate fully with all of Administrative Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Administrative Agent may direct. All of Administrative Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.5. Ownership of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Administrative Agent’s security interest: (i) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a security interest, which in the case of Receivables and Inventory shall be a first priority security interest, in each and every item of the its respective Collateral to Administrative Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by each Borrower or delivered to Administrative Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (iv) each Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Administrative Agent except with respect to Permitted Dispositions; provided, however, that Borrower may amend Schedule 4.5 so long as such amendment occurs by written notice to Administrative

Agent no later than 10 Business Days before such Equipment or Inventory is moved to such new location and so long as the applicable Borrower shall have exercised commercially reasonable efforts to obtain a Lien Waiver Agreement with respect thereto.

(b) (i) There is no location at which any Borrower has any Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5 (as such schedule may be updated pursuant to Section 4.5(a)); (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Borrower is stored; none of the receipts received by any Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower and (B) the chief executive office of each Borrower; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Borrower, together with the names and addresses of any landlords.

4.6. Defense of Administrative Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations (other than contingent indemnification claims which have not yet been asserted by Agents or Lenders) and (b) termination of this Agreement, Administrative Agent’s interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Administrative Agent’s prior written consent, pledge, sell (except Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower shall defend Administrative Agent’s interests in the Collateral against any and all Persons whatsoever. Upon the occurrence of an Event of Default and at any time following demand by Administrative Agent for payment of all Obligations, Administrative Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Administrative Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in a manner reasonably satisfactory to Administrative Agent in its Permitted Discretion, and make it available to Administrative Agent at a place reasonably convenient to Administrative Agent. In addition, with respect to all Collateral, Administrative Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, each Borrower shall, at the request of Administrative Agent, and Administrative Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Administrative Agent holds a security interest to deliver same to Administrative Agent and/or subject to Administrative Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Administrative Agent’s trustee, and such Borrower will immediately deliver them to Administrative Agent in their original form together with any necessary endorsement.

4.7. Books and Records. Each Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

4.8. Financial Disclosure. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Administrative Agent and each Lender copies of any of such Borrower’s financial statements, trial balances or other accounting records of Borrowers in the accountant’s or auditor’s possession, and to disclose to Administrative Agent and each Lender any information such accountants may have concerning such Borrower’s financial status and business operations. Each Borrower hereby authorizes all Governmental Bodies to furnish to Administrative Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Administrative Agent and each Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9. Compliance with Laws. Each Borrower shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Each Borrower may, however, contest or dispute any Applicable Laws so long as such contest or dispute is Properly Contested.

4.10. Inspection of Premises. At all reasonable times, and so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice, Administrative Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business; provided however that so long as no Default or Event of Default has occurred and is continuing, Borrowers shall not be liable for the fees and expenses of more than two (2) such inspections in any fiscal year. Administrative Agent, any Lender and their agents may enter upon any premises of any Borrower at any time during business hours and at any other reasonable time and from time to time, and so long as no Default or Event of Default has occurred, with reasonable prior notice, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business.

4.11. Insurance. The assets and properties of each Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Borrower so that such insurance shall remain in full force and effect. Each Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Borrower’s own cost and expense in amounts and with carriers acceptable to Agent, each Borrower shall (a) keep all its insurable properties and properties in which such Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower’s including business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business; (e) maintain such marine cargo insurance as may be required by Agents in their Permitted Discretion; (f) furnish Administrative Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance reasonably satisfactory to Administrative Agent, naming Administrative Agent as a co-insured and lender loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Administrative Agent, (B) that no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least fifteen (15) days’ prior written notice is given to Administrative Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Borrower to make payment for such loss to Administrative Agent and not to such Borrower and Administrative Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Administrative Agent jointly, Administrative Agent may endorse such Borrower’s name thereon and do such other things as Administrative Agent may deem advisable to reduce the same to cash. During the continuance of an Event of Default, Administrative Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b). All loss recoveries received by Administrative Agent upon any such insurance may be applied to the Obligations, in such order as Administrative Agent in its sole discretion shall determine. Any surplus, or to the extent no Obligations are outstanding such loss recoveries, shall be paid by Administrative Agent to Borrowers or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrowers to Agent, on demand.

4.12. Failure to Pay Insurance. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Administrative Agent, if Administrative Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, and charge Borrowers’ Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13. Payment of Taxes. Each Borrower will pay, when due (after giving effect to any grace periods for which no penalties are incurred), all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes unless the applicable Borrower shall have Properly

Contested such amounts. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Borrower and Administrative Agent or any Lender which Administrative Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment (after giving effect to any grace periods for which no penalties are incurred), or if any claim shall be made which, in Administrative Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Administrative Agent may without notice to Borrowers pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Administrative Agent and each Lender harmless in respect thereof. Administrative Agent will not pay any taxes, assessments or Charges to the extent that any applicable Borrower has Properly Contested those taxes, assessments or Charges. The amount of any payment by Administrative Agent under this Section 4.13 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Administrative Agent may hold without interest any balance standing to Borrowers’ credit and Administrative Agent shall retain its security interest in and Lien on any and all Collateral held by Administrative Agent.

4.14. Payment of Leasehold Obligations. Each Borrower shall at all times pay, when and as due (after giving effect to any grace periods for which no penalties are incurred), its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect unless Borrowers determine in their reasonable business judgment to terminate or not continue any such lease; provided however that to the extent a material portion of the Collateral is located at any such location, Borrowers shall provide prior written notice to Administrative Agent of such termination, or otherwise provide notice to Administrative Agent at the time of delivery for the financial statements required to be delivered pursuant to Section 9.8 hereof for the fiscal quarter in which such termination occurred.

4.15. Receivables.

(a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Administrative Agent.

(b) Solvency of Customers. Each Customer, to the best of each Borrower’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of any Borrower who are not solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Location of Borrowers. Each Borrower’s chief executive office is located at 1441 W. Lite Blvd., Suite 250, Park City, UT 84098. Until written notice is given to Administrative Agent by Borrowing Agent of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) Collection of Receivables. Borrowers shall instruct their Customers to deliver all remittances upon Receivables to such lockbox account or Blocked Account as Administrative Agent shall designate from time to time as contemplated by Section 4.15(h) or as otherwise agreed to from time to time by Administrative Agent. Notwithstanding the foregoing, to the extent any Borrower directly receives any remittances upon Receivables, such Borrower will, at such Borrower’s sole cost and expense, but on Administrative Agent’s behalf and for Administrative Agent’s account, collect as Administrative Agent’s property and in trust for Administrative Agent all amounts received on Receivables, and shall not commingle such collections with any Borrower’s funds or use the same except to pay Obligations. Each Borrower shall deposit in the Blocked Account or, upon request by Administrative Agent, deliver to Administrative Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness capable of being deposited.

(e) Notification of Assignment of Receivables. At any time, Administrative Agent shall have the right to send notice of the assignment of, and Administrative Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. At any time after the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Administrative Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) Power of Administrative Agent to Act on Borrowers’ Behalf. Administrative Agent shall have the right to receive, endorse, assign and/or deliver in the name of Administrative Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Administrative Agent or Administrative Agent’s designee as such Borrower’s attorney with power (i) at any time: (A) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Administrative Agent to preserve, protect, or perfect Administrative Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Borrower; and (ii) at any time following the occurrence and during the continuance of an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (H) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Administrative Agent shall have the right at any time to change the address for delivery of mail addressed to any Borrower.

(g) No Liability. Neither Administrative Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence of an Event of Default or Default, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Administrative Agent is authorized and empowered to accept following the occurrence of an Event of Default or Default the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower’s liability hereunder.

(h) Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall be deposited by Borrowers into either (i) a lockbox, deposit, disbursement or similar account (“Controlled Accounts”) established at a bank or banks (each such bank, a “Controlled Account Bank”), which Controlled Accounts shall be subject to a “springing” or “with activation” cash dominion control agreement in form and substance reasonably satisfactory to Administrative Agent (each such control agreement, a “Control Agreement”), or (ii) depository accounts established at Administrative Agent (“Depository Accounts”) for the deposit of such proceeds. Upon the occurrence of a Cash Dominion Event, Administrative Agent shall give notice to each Controlled Account Bank that it is exercising its right of control over the Controlled Account under the applicable Control Agreement, and after the date of such notice, (y) Borrowers shall not be permitted to withdraw or direct the withdrawal of proceeds from such Controlled Accounts or give any instructions whatsoever concerning disposition of the proceeds in the Controlled Accounts, and (z) any funds in Controlled Accounts or in any Depository Account shall be transferred and shall continue to be transferred to Administrative Agent for application to the Obligations. Neither Administrative Agent nor any Lender assumes any responsibility for such Controlled Account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Controlled Account Bank thereunder. All deposit accounts and investment accounts of each Borrower and its Subsidiaries are set forth on Schedule 4.15(h); provided, that Borrowers may amend Schedule 4.15 so long as such amendment occurs by written notice to the Administrative Agent prior to the opening of such account and so long as, at the time of the opening of any such accounts, the applicable

Borrower shall have entered into a Control Agreement with respect to such additional account(s) with the Administrative Agent and the applicable Controlled Account Bank

(i) Adjustments. No Borrower will, without Administrative Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business.

4.16. Inventory. To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17. Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved in all material respects. Each Borrower shall have the right to sell Equipment to the extent set forth in Section 4.3 hereof.

4.18. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Administrative Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Administrative Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Administrative Agent or such Lender, and neither Administrative Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.19. Environmental Matters.

(a) Borrowers shall ensure that the Real Property and all operations and businesses conducted thereon remains in compliance in all material respects with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b) Borrowers shall establish and maintain a system to assure and monitor continued compliance in all material respects with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c) Borrowers shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance in all material respects with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Borrowers shall use commercially reasonable efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrowers in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d) In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Administrative Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Administrative Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Administrative Agent or any Lender with respect thereto.

(e) Borrowing Agent shall promptly forward to Administrative Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Borrower and the Authority regarding such claims to Administrative Agent until the claim is settled. Borrowing Agent shall promptly forward to Administrative Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Administrative Agent to protect Administrative Agent’s security interest in and Lien on the Real Property and the Collateral.

(f) Borrowers shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply in any material respect with any of the requirements of any Environmental Laws, Administrative Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Administrative Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Administrative Agent (or such third parties as directed by Administrative Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Administrative Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Administrative Agent, any Lender and any Borrower.

(g) Promptly upon the written request of Administrative Agent from time to time if Administrative Agent reasonably believes Borrowers have not complied with the provisions of this Agreement or a Hazardous Discharge has occurred, Borrowers shall provide Administrative Agent, at Borrowers’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Administrative Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Administrative Agent. If such estimates, individually or in the aggregate, exceed $100,000, Administrative Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Administrative Agent to secure payment of these costs and expenses.

(h) Borrowers shall defend and indemnify Administrative Agent and Lenders and hold Administrative Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Administrative Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Administrative Agent or any Lender. Borrowers’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrowers’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of each Borrower’s right, title and interest in and to its owned and leased premises.

4.20. Financing Statements. Except (i) as respects the financing statements filed by Administrative Agent, (ii) the financing statements described on Schedule 1.2, (iii) financing statements with respect to Liens permitted under clause (h) of Permitted Encumbrances, and (iv) financing statements that are filed but were unauthorized by Borrowers and do not represent a valid Lien (provided that Borrowers provide evidence satisfactory to Administrative Agent in its Permitted Discretion that such financing statements were not authorized and do not represent valid Liens, and Borrower is taking prompt action as necessary to remove such filing from such public office) no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.21. Appraisals. Subject to Section 3.4(c), Administrative Agent may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Administrative Agent, for the purpose of appraising the then current values of Borrowers’ assets. Absent the occurrence and continuance of an Event of Default at such time, Administrative Agent shall consult with Borrowers as to the identity of any such firm. As of the Closing Date, it is Administrative Agent’s intent, based on the circumstances existing on the Closing Date, to perform only one appraisal per fiscal year absent the occurrence of an Event of Default.

V.	REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1. Authority. Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents have been duly executed and delivered by each Borrower, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within such Borrower’s corporate or limited liability company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Borrower’s by-laws, certificate of incorporation operating agreement, certificate of formation or other applicable documents relating to such Borrower’s formation or to the conduct of such Borrower’s business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound, including the Subordinated Notes, (b) will not conflict with or violate any material provisions of any law or regulation, or any judgment, order or decree of any Governmental Body binding on such Borrower, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and except, in the case of Material Contracts, Consents the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect, and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any agreement, charter document, instrument, by-law, operating agreement or other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound, including under the provisions of the Subordinated Notes Agreement.

5.2. Formation and Qualification.

(a) Each Borrower is duly incorporated or formed, as applicable, and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower. Each Borrower has delivered to Administrative Agent true and complete copies of its certificate of incorporation and by-laws or certificate of formation and operating agreement, as applicable, and will promptly notify Administrative Agent of any amendment or changes thereto.

(b) As of the Closing Date, the only Subsidiaries of each Borrower are listed on Schedule 5.2(b).

5.3. Survival of Representations and Warranties. All representations and warranties of such Borrower contained in this Agreement and the Other Documents shall be true at the time of such Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4. Tax Returns. Each Borrower’s federal tax identification number is set forth on Schedule 5.4. Each Borrower has filed all federal and all material state and local tax returns and other reports each is required by law to file and except for those which are being Properly Contested has paid all taxes, assessments, fees and other governmental charges that are due and payable. Federal tax returns of each Borrower have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending December 31, 2006. The provision for taxes on the books of each Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Borrower has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5. Financial Statements.

(a) The pro forma balance sheet of Borrowers on a Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to Administrative Agent on the Closing Date reflects the consummation of the transactions contemplated under this Agreement (the “Transactions”) and fairly reflects the financial condition of Borrowers on a Consolidated Basis as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been certified by the President and Chief Financial Officer of Borrowing Agent as fairly reflecting the financial condition of Borrowers on a Consolidated Basis as of the Closing Date. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements.

(b) The twelve-month cash flow projections of Borrowers on a Consolidated Basis and their projected balance sheets as of the Closing Date, copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”) were prepared by the Chief Financial Officer of Skullcandy, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers’ reasonable judgment based on present circumstances. The cash flow Projections together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements”.

(c) The balance sheets of Borrowers on a Consolidated Basis as of December 31, 2009, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Administrative Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur and present fairly the financial position of Borrowers at such date and the results of their operations for such period. Since December 31, 2009 there has been no change in the financial condition of Borrowers as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.6. Entity Names. As of the Closing Date, no Borrower has been known by any other corporate or company name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower been the surviving corporation or company of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7. O.S.H.A. and Environmental Compliance.

(a) Each Borrower has duly complied in all material respects with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations which could reasonably be expected to result in a Material Adverse Effect.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c) (i) Except as could not reasonably be expected to result in a Material Adverse Effect, there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property; (iii) the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property including any premises leased by any Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of any Borrower or of its tenants.

5.8. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) Each Borrower is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b) Except as disclosed in Schedule 5.8(b), no Borrower has (i) knowledge or notice of any pending or notice of any threatened litigation, arbitration, actions or proceedings which could reasonably be expected to result in a Material Adverse Effect, and (ii) any liabilities or indebtedness for borrowed money other than Permitted Indebtedness.

(c) No Borrower is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal to which it is subject which could reasonably be expected to result in a Material Adverse Effect.

(d) No Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto (as updated from time to time), (i) No Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and except to the extent such failure could reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) except as could not reasonably be expected to result in a Material Adverse Effect, each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code; (iii) neither any Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) except as could not reasonably be expected to result in a Material Adverse Effect, at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan except to the extent such breach could not reasonably be expected to result in a Material Adverse Effect; (vii) neither any Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability except as could not reasonably be expected to result in a Material Adverse Effect; (viii) neither any Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) each Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan; (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any Borrower or any member of the Controlled Group except as could not reasonably be expected to result in a Material Adverse Effect; (xii) neither any Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Borrower nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by any Borrower are set forth on Schedule 5.9 (as updated in connection with the delivery of the financial statements set forth in Section 9.8), are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any material patent, trademark, copyright, design rights, tradename, trade secret or license and no Borrower is aware of any grounds for any challenge thereto, except as set forth in Schedule 5.9 hereto. Each material patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by any Borrower and all trade secrets used by any Borrower consist of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof. Each of such material items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. As of the Closing Date, with respect to all software used by any Borrower, such Borrower is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 hereto.

5.10. Licenses and Permits. Except as set forth in Schedule 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

5.11. Default of Indebtedness. No Borrower is in default in the payment of the principal of or interest on any Indebtedness in excess of $1,000,000 or under any instrument or agreement under or subject to which any Indebtedness in excess of $1,000,000 has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12. No Default. No Borrower is in default in the payment or performance in any material respect of any of its material contractual obligations and no Default has occurred.

5.13. No Burdensome Restrictions. No Borrower is party to any contract or agreement the performance of which could reasonably be expected to result in a Material Adverse Effect. Each Borrower has heretofore delivered to Administrative Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14. No Labor Disputes. (i) No Borrower is involved in any labor dispute; (ii) there are no strikes or walkouts or union organization of any Borrower’s employees threatened in writing or in existence and, (iii) no labor contract is scheduled to expire during the Term, except in each case which could not reasonably be expected to result in a Material Adverse Effect.

5.15. Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16. Investment Company Act. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17. Disclosure. No representation or warranty made by any Borrower in this Agreement the Subordinated Notes or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains, when made, any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Borrower or which reasonably should be known to such Borrower which such Borrower has not disclosed to Administrative Agent in writing with respect to the transactions contemplated by the Subordinated Notes or this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18. Delivery of Subordinated Notes. Borrowers have delivered to Administrative Agent complete copies of the Subordinated Notes (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Administrative Agent.

5.19. Swaps. No Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.20. Conflicting Agreements. (i) No provision of any judgment, decree or order binding on any Borrower or affecting the Collateral conflicts with, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents; and (ii) no provision of any mortgage, indenture, contract or agreement binding on any Borrower or affecting the Collateral conflicts with, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents except for such conflicts that could not reasonably be expected to result in a Material Adverse Effect.

5.21. Application of Certain Laws and Regulations. Neither any Borrower nor any Affiliate of any Borrower is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness for borrowed money, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services, other than, in each case, laws generally applicable to companies and other Persons in the United States of America.

5.22. Business and Property of Borrowers. Upon and after the Closing Date, Borrowers do not propose to engage in any business other than business engaged in on the Closing Date and reasonable extensions thereof and activities necessary to conduct the foregoing. On the Closing Date, each Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower.

5.23. Section 20 Subsidiaries. Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.24. Anti-Terrorism Laws.

(a) General. Neither any Borrower nor any Affiliate of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. Neither any Borrower nor any Affiliate of any Borrower or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither any Borrower nor to the knowledge of any Borrower, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.25. Trading with the Enemy. No Borrower has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.26. Intentionally Omitted.

5.27. Equity Interests. The authorized and outstanding Equity Interests of each Borrower as of the Closing Date is as set forth on Schedule 5.27 hereto. All of the Equity Interests of each Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.27, as of the Closing Date there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Borrower or any of the shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Borrowers. Except as set forth on Schedule 5.27, Borrowers have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.28. Commercial Tort Claims. Other than any claims for which notice has been provided to Administrative Agent in accordance with Section 4.1, no Borrower is a party as a plaintiff to any commercial tort claims in excess of $250,000.

5.29. Letter of Credit Rights. As of the Closing Date, no Borrower has any letter of credit rights.

5.30. Material Contracts. Schedule 5.30 (as updated from time to time) sets forth all Material Contracts of the Borrowers. All Material Contracts are in full force and effect and no defaults currently exist thereunder which would permit any party to such Material Contract (other than any Borrower) to terminate such Material Contract.

VI.	AFFIRMATIVE COVENANTS.

Each Borrower shall, until payment in full of the Obligations (other than contingent indemnification claims which have not yet been asserted by Agents or Lenders) and termination of this Agreement:

6.1. Payment of Fees. Pay to Administrative Agent on demand all usual and customary fees and expenses which Administrative Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Controlled Accounts or Depository Accounts as provided for in Section 4.15(h). Administrative Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses.

6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all material licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any such material intellectual property right or other material right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3. Violations. Promptly notify Administrative Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Borrower which could reasonably be expected to have a Material Adverse Effect.

6.4. Government Receivables. To the extent reasonably requested by the Administrative Agent, take all steps necessary to protect Administrative Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Administrative Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5. Fixed Charge Coverage Ratio. Cause to be maintained as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0, measured on a trailing twelve (12) month basis.

6.6. Execution of Supplemental Instruments. Execute and deliver to Administrative Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Administrative Agent may reasonably request, in order that the provisions of this Agreement may be carried into effect.

6.7. Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.8. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9. Federal Securities Laws. Promptly notify Administrative Agent in writing if any Borrower or any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

6.10. Membership/Partnership Interests. On the Closing Date with respect to Subsidiaries existing on the Closing Date, and promptly with respect to Subsidiaries formed or acquired subsequent to the Closing Date, deliver the certificates, if any, representing any limited liability company membership interests or partnership interests of any Subsidiary that has elected to treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code, or to the extent such “securities” are not certificated, perform all actions to provide Administrative Agent with “control” of such “securities”.

6.11. Post Closing. Borrowers shall deliver to Administrative Agent, within 30 days of the Closing Date, a Lien Waiver Agreement, in form and substance satisfactory to Administrative Agent in its Permitted Discretion, for the Collateral located at 1441 West Ute Blvd, Suite 250, Park City, UT 84098, executed by the owner of such real property in favor of Administrative Agent.

VII.	NEGATIVE COVENANTS.

No Borrower shall, until satisfaction in full of the Obligations (other than contingent indemnification claims which have not yet been asserted by Agents or Lenders) and termination of this Agreement:

7.1. Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it other than (i) any merger, consolidation or other reorganization by a Borrower into a Borrower, (ii) pursuant to a Permitted Acquisition, (iii) pursuant to a Permitted Joint Venture, or (iv) pursuant to a Permitted Disposition.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except for Permitted Dispositions and any other sales or dispositions expressly permitted by this Agreement.

7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3. Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (i) the endorsement of checks in the Ordinary Course of Business, (ii) guaranties of obligations of any Borrower, (iii) guaranties of the obligations of any subsidiary of a Borrower to the extent the maximum dollar amount of such guaranty together with any Investment in such Subsidiary is not in the aggregate greater than the amount of a Permitted Investments Borrower would be permitted to make in such Subsidiary; and (iii) Permitted Indebtedness.

7.4. Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person (“Investments”), except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-l or P-l (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (e) Permitted Investments, (f) Permitted Acquisitions, and (g) Permitted Joint Ventures.

7.5. Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except (i) with respect to the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, and (ii) Permitted Loans.

7.6. Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for all Borrowers in excess of $1,000,000.

7.7. Dividends. Declare, pay or make any dividend or distribution on any Equity Interests of any Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Borrower, in each case, other than Permitted Distributions.

7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of Permitted Indebtedness.

7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for Permitted Affiliate Transactions.

7.11. Intentionally Omitted.

7.12. Subsidiaries.

(a) Form or acquire any Subsidiary unless (i) at Administrative Agent’s option, such Subsidiary other than a Foreign Subsidiary (A) expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the obligations of Borrowers hereunder, under the Notes, and under any other agreement between any Borrower and Lenders; or (B) becomes a Guarantor and executes a Guarantor Security Agreement in favor of Administrative Agent, and (ii) Administrative Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions; provided however that such Subsidiary’s assets shall not be included in the Formula Amount unless such Subsidiary has joined this Agreement as a Borrower pursuant to clause (a)(i)(A) above.

(b) Enter into any partnership, joint venture or similar arrangement other than Permitted Joint Ventures.

7.13. Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14. Pledge of Credit. Now or hereafter pledge Administrative Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Borrower’s business as conducted on the date of this Agreement.

7.15. Amendment of Articles of Incorporation, By-Laws, Certificate of Formation or Operating Agreement. Amend, modify or waive any material term or material provision of its Articles of Incorporation or By-Laws or Certificate of Formation or Operating Agreement, as applicable unless required by law.

7.16. Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) incur, or permit any Plan to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Administrative Agent of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (x) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.17. Prepayment of Indebtedness. Except (i) as permitted pursuant to Section 7.21 hereof, or (ii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Recapitalization Dividend Debt Prepayment, at any time, directly or indirectly, prepay any Indebtedness for borrowed money (other than to Agents and Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness for borrowed money of any Borrower.

7.18. Anti-Terrorism Laws. No Borrower shall, nor shall it permit any Affiliate or agent to:

(a) Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b) Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c) Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law. Borrower shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming Borrower’s compliance with this Section.

7.19. Intentionally Omitted.

7.20. Trading with the Enemy Act. Engage in any business or activity in violation of the Trading with the Enemy Act.

7.21. Subordinated Note. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the Subordinated Notes, including without limitation, the Shareholder Recapitalization Payment, except as expressly permitted in the applicable Subordination Agreement.

7.22. Other Agreements. Enter into any material amendment, waiver or modification of the Subordinated Notes or any related agreements.

7.23. Use of Proceeds. Use the proceeds of any Advances to purchase or acquire any real property or, to fund a portion of the purchase price of any such real property.

VIII.	CONDITIONS PRECEDENT.

8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Administrative Agent and the Required Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Note. Administrative Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;

(b) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create, in favor of Administrative Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Administrative Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c) Leasehold Agreements. Administrative Agent shall have received landlord, mortgagee or warehouseman agreements satisfactory to Administrative Agent with respect to all premises leased by Borrowers at which Inventory and books and records are located other than any such agreements as cannot be obtained after the exercise of commercially reasonable efforts;

(d) Guarantees, Pledge and Other Documents. Administrative Agent shall have received (i) the executed Guaranty, (ii) the executed Guarantor Security Agreement, (iii) the Pledge Agreement, and (iii) the executed Other Documents, all in form and substance satisfactory to Agent;

(e) Subordinated Notes. Administrative Agent shall have received final executed copies of the Subordinated Notes, and all related agreements, documents and instruments as in effect on the Closing Date all of which shall be satisfactory in form and substance to Administrative Agent, and each Subordinated Note shall have a maturity date not earlier than ninety one (91) days after the end of the Term;

(f) Subordination Agreements. Administrative Agent and Lenders shall have entered into a Subordination Agreement with Borrowers and the Subordinated Note Holders which shall set forth the basis upon which the Subordinated Note Holders may receive, and Borrowers may make, payments under the Subordinated Notes, which basis shall be reasonably satisfactory in form and substance to Administrative Agent;

(g) Financial Condition Certificates. Administrative Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(j);

(h) Closing Certificate. Administrative Agent shall have received a closing certificate signed by the Chief Financial Officer of each Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrowers are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(i) Borrowing Base. Administrative Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(j) Blocked Accounts. Administrative Agent shall have received duly executed agreements establishing the Controlled Accounts with financial institutions acceptable to Administrative Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

(k) Proceedings of Borrowers. Administrative Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Administrative Agent, of the Board of Directors Managing Member or Manager, as applicable, of each Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Notes, and any Other Documents and (ii) the granting by each Borrower of the security interests in and liens upon the Collateral in each case certified by the President, Chief Financial Officer, Secretary, or an Assistant Secretary, as applicable, of each Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(l) Proceedings of Guarantor. Administrative Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Administrative Agent, of the Sole Member of Cutting Edge Audio Kiosks, LLC of Guarantor authorizing the execution, delivery and performance of the Guaranty and each Other Document to which it is a party;

(m) Incumbency Certificates of Borrowers. Administrative Agent shall have received a certificate of the President, Chief Financial Officer, Secretary or an Assistant Secretary of each Borrower, dated the Closing Date, as to the incumbency and signature of the officers of each Borrower, executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such President, Chief Financial Officer, Secretary or Assistant Secretary, as applicable;

(n) Certificates. Administrative Agent shall have received a copy of the Articles or Certificate of Incorporation or Formation, as applicable, of each Borrower and each Guarantor, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, or Formation, as applicable, together with copies of the By-Laws or Operating Agreement, as applicable, of each Borrower and each Guarantor and all agreements of each Borrower’s and each Guarantor’s shareholders or members, as applicable, certified as, with respect to Borrower, accurate and complete by the Secretary of Borrower;

(o) Good Standing Certificates. Administrative Agent shall have received good standing certificates for each Borrower and Guarantor dated not more than 20 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Borrower’s and each Guarantor’s jurisdiction of incorporation or formation, as applicable, and with respect to each Borrower, each jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification;

(p) Legal Opinion. Administrative Agent shall have received the executed legal opinion of Latham & Watkins LLP in form and substance satisfactory to Administrative Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, the Guaranty, the Guarantor Security Agreement, the Subordination Agreements and related agreements as Administrative Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Administrative Agent and Lenders;

(q) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement, the Other Documents, the Subordinated Notes or any of the transactions contemplated thereby and which, in the reasonable opinion of Administrative Agent, is deemed material or (B) which could, in the reasonable opinion of Administrative Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(r) European Arbitration Proceedings. Administrative Agent shall have reviewed the status of Borrowers’ current arbitration proceedings with 57 North and Agents shall be satisfied as to the status and the potential result.

(s) Collateral Examination. Administrative Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lenders, of the Receivables, Inventory, General Intangibles and Equipment of each Borrower and all books and records in connection therewith;

(t) Fees. Administrative Agent shall have received all fees payable to Administrative Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(u) Pro Forma Financial Statements. Administrative Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Lenders;

(v) Insurance. Administrative Agent shall have received in form and substance satisfactory to Administrative Agent, certified copies of Borrowers’ casualty insurance policies, together with loss payable endorsements on Administrative Agent’s standard form of loss payee endorsement naming Administrative Agent as loss payee, and certified copies of Borrowers’ liability insurance policies, together with endorsements naming Administrative Agent as a co-insured;

(w) Payment Instructions. Administrative Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(x) Consents. Administrative Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Administrative Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Administrative Agent and its counsel shall deem necessary;

(y) No Adverse Material Change. (i) since May 31, 2010, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Administrative Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(z) Inventory Appraisal. Administrative Agent shall have received the Inventory Appraisal dated November 30, 2009 performed by Tiger Valuation Services together with a reliance letter issued by such appraiser.

(aa) Contract Review. Administrative Agent shall have reviewed all Material Contracts of Borrowers including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Administrative Agent;

(bb) Undrawn Availability. After giving effect to the initial Advances hereunder, Borrowers shall have Undrawn Availability of at least $4,000,000;

(cc) Compliance with Laws. Administrative Agent shall be reasonably satisfied that each Borrower is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act; and

(dd) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Administrative Agent and its counsel.

8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by any Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Administrative Agent (and each Lender hereby authorizes Administrative Agent to), in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.	INFORMATION AS TO BORROWERS.

Each Borrower shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1. Disclosure of Material Matters. Immediately upon learning thereof, report to Administrative Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2. Schedules. Deliver to Administrative Agent (i) on or before the fifteenth (15th) day of each month as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports and (ii) on or before Tuesday of each week as and for the prior week a Borrowing Base Certificate in the form delivered to Borrowers prior to the Closing Date, or in such form as Administrative Agent may provide to Borrowers upon two (2) Business Days notice subsequent to the Closing Date (which shall be calculated as of the last day of the prior week and which shall not be binding upon Administrative Agent or restrictive of Administrative Agent’s rights under this Agreement and which shall include a weekly Receivables roll forward). In addition, each Borrower will deliver to Administrative Agent at such intervals as Administrative Agent may require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Administrative Agent may require including trial balances and test verifications. Administrative Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. Borrower will deliver to Foreign Collateral Agent on a weekly basis (or more frequently if Foreign Collateral Agent requests after an Event of Default) copies of commercial invoices, packing lists, documents of title and such other information as Foreign Collateral Agent may request with respect to Foreign Inventory and all In-Transit Inventory. The items to be provided under this Section are to be in form satisfactory to Administrative Agent and executed by each Borrower and delivered to Administrative Agent from time to time solely for Administrative Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Administrative Agent shall not affect, terminate, modify or otherwise limit Administrative Agent’s Lien with respect to the Collateral.

9.3. Reserved.

9.4. Litigation. Promptly notify Administrative Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5. Material Occurrences. Promptly notify Administrative Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event of default under the Subordinated Notes; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the Subordinated Notes; (d) any event, development or circumstance whereby any financial statements or other reports furnished to Administrative Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (f) each and every default by any Borrower which might result in the acceleration of the maturity of any Indebtedness having an original aggregate principal amount in excess of $1,000,000, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (g) any other development in the business or affairs of any Borrower, or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6. Government Receivables. Notify Administrative Agent with delivery of each accounts receivables aging report referenced in Section 9.2(a) above, if any of its Receivables arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

9.7. Annual Financial Statements. Furnish Administrative Agent (a) within one hundred twenty (120) days after the end of each fiscal year of Borrowers, or (b) if Borrowers are required to file periodic reports under the Exchange Act, then within ninety (90) days after the end of each fiscal year of Borrowers, with financial statements of Borrowers on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Administrative Agent (the “Accountants”). The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing. In addition, the reports shall be accompanied by a Compliance Certificate.

9.8. Quarterly Financial Statements. Furnish Administrative Agent within forty five (45) days after the end of each fiscal quarter (other than the quarter ending December 31 of each fiscal year), an unaudited balance sheet of Borrowers on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrowers’ business. The reports shall be accompanied by a Compliance Certificate.

9.9. Monthly Financial Statements. Furnish Administrative Agent within thirty (30) days after the end of each month, an unaudited balance sheet of Borrowers on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrowers’ business. The reports shall be accompanied by a Compliance Certificate.

9.10. Other Reports. Furnish Administrative Agent as soon as available, but in any event within ten (10) days after the issuance thereof, (i) with copies of such financial statements, reports and returns as each Borrower shall send to its stockholders or members, as applicable, (ii) copies of all notices, reports, financial statements and other materials sent pursuant to the Subordinated Notes, and (iii) if Borrowers are required to file periodic reports under the Exchange Act, copies of all such reports and filings, or provide Administrative Agent with electronic notifications that such reports or filings are available and accessible on the SEC website.

9.11. Additional Information. Furnish Administrative Agent (i) updates to the Disclosure Schedules as explicitly permitted by this Agreement, and (ii) with such additional information as Administrative Agent shall reasonably request in order to enable Administrative Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrowers including, without the necessity of any request by Administrative Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business, and (c) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound. To the extent that Borrowers deliver to Administrative Agent an updated Disclosure Schedule pursuant to this Section 9.11 containing information regarding an event or occurrence, that if disclosed to Administrative Agent on the Closing Date would have constituted an Event of Default, then notwithstanding delivery of such updated Disclosure Schedule, an Event of Default shall be deemed to have occurred with respect to such event or occurrence.

9.12. Projected Operating Budget. Furnish Administrative Agent and Lenders, no later than thirty (30) days after the beginning of each Borrower’s fiscal year, commencing with fiscal year 2011, a month by month projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13. Variances From Operating Budget. Furnish Administrative Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14. Notice of Suits, Adverse Events. Furnish Administrative Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or financial condition of any Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or any Guarantor.

9.15. ERISA Notices and Requests. Furnish Administrative Agent with immediate written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; or (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.16. Additional Documents. Execute and deliver to Administrative Agent, upon request, such documents and agreements as Administrative Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment. Failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay when due any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2. Breach of Representation. Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3. Financial Information. Failure by any Borrower to (i) furnish financial information when due, including without limitation, pursuant to Sections 9.7, 9.8, 9.9, 9.10 and 9.12, or if requested, within a reasonable amount of time of such request, or (ii) permit the inspection of its books or records in accordance with the terms hereof;

10.4. Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against (a) any Borrower’s Inventory or Receivables or (b) against a material portion of any Borrower’s other property other than Permitted Encumbrances;

10.5. Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of any Borrowers or any Guarantor or any Person to perform, keep or observe any term, provision, condition or covenant contained in Sections 2.22, 4.2, 4.3, 4.10, 4.11, 4.13, 4.15(h), 6.2, 6.5, 6.8, 9.1, 9.2, 9.15, Article VII or the Subordination Agreements, or (ii) failure or neglect of Borrowers or any Guarantor or any Person to perform, keep or observe any other term, provision, condition, or covenant contained herein or in any Other Document which is not cured within fifteen (15) days from the occurrence of such failure or neglect;

10.6. Judgments. Any judgment or judgments are rendered against any Borrower or any Guarantor for an aggregate amount in excess of $1,000,000 or against all Borrowers or Guarantors for an aggregate amount in excess of $1,000,000 and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7. Bankruptcy. Any Borrower, any Subsidiary, or any Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, other than a Subsidiary for which an involuntary case is filed and the total liabilities outstanding in such case are less than $500,000, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8. Inability to Pay. Any Borrower or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9. Intentionally Omitted.

10.10. Material Adverse Effect. The occurrence of any Material Adverse Effect;

10.11. Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;

10.12. Subordinated Loan Default. An event of default has occurred under any Subordinated Note or Subordination Agreement, which default shall not have been cured or waived within any applicable grace period;

10.13. Cross Default. A default of the obligations of any Borrower under any other agreement to which it is a party shall occur which causes a Material Adverse Effect, or a default of the obligations of any Borrower with respect to any indebtedness for money borrowed with a principal balance in excess of $1,000,000;

10.14. Breach of Guaranty or Pledge Agreement. Termination or breach of any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Administrative Agent in connection with the Obligations of any Borrower, or if any Guarantor or Person attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guaranty Security Agreement, Pledge Agreement or similar agreement; except in the case of a termination, pursuant to its terms, of the Guaranty, Guarantor Security Agreement or similar agreement executed and delivered by Cutting Edge Audio Kiosks, LLC on the Closing Date, in connection with a Permitted Disposition;

10.15. Change of Control. Any Change of Control shall occur;

10.16. Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Administrative Agent or any Lender; except in the case of a termination pursuant to its terms of the Guaranty, Guarantor Security Agreement or similar agreement executed and delivered by Cutting Edge Audio Kiosks, LLC on the Closing Date, in connection with a Permitted Disposition;

10.17. Licenses. (i) Any Governmental Body shall (a) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of any Borrower or any Guarantor, the continuation of which is material to the continuation of any Borrower’s business, or (b) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (c) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Borrower’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of any Borrower’s or any Guarantor’s business shall be revoked or terminated and not replaced by a substitute acceptable to Administrative Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.18. Seizures. Any portion of the Collateral shall be seized or taken by a Governmental Body, or any Borrower or any Guarantor or the title and rights of any Borrower or any Guarantor which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the opinion of Administrative Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents; or

10.19. Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Administrative Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Administrative Agent, would have a Material Adverse Effect.

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies.

(a) Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and (ii) any of the other Events of Default and at any time thereafter, at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Borrower. Upon the occurrence of any Event of Default, Administrative Agent may (and at the direction of the Required Lenders shall) exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Administrative Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Administrative Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the

Collateral and remove the same to such place as Administrative Agent may deem advisable and Administrative Agent may require Borrowers to make the Collateral available to Administrative Agent at a convenient place. With or without having the Collateral at the time or place of sale, Administrative Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Administrative Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Administrative Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Administrative Agent or any Lender may bid for and become the purchaser, and Administrative Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Administrative Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Administrative Agent is granted permission to use all of each Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Administrative Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for the Administrative Agent: (i) to fail to incur expenses reasonably deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would not be commercially unreasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Administrative Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2. Administrative Agent’s Discretion. Administrative Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Administrative Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Administrative Agent’s or Lenders’ rights hereunder.

11.3. Setoff. Subject to Section 14.12, in addition to any other rights which Administrative Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Administrative Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by Administrative Agent and such Lender to reduce the Obligations.

11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agents in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letters of Credit);

SIXTH, to the payment of any Obligations and any interest accrued thereon, due under any Lender-Provided Interest Rate Hedge, to the extent such Lender-Provided Interest Rate Hedge;

SEVENTH, to the payment of all UPS Affiliate Obligations;

EIGHTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “SEVENTH” above; and

NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 11.5.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay. No delay or omission on Administrative Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	EFFECTIVE DATE AND TERMINATION.

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, each Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until August 31, 2013 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ten (10) days’ prior written notice upon payment in full of the Obligations, except as set forth in Section 13.3. In the event the Obligations (other than contingent indemnification claims which have not yet been asserted by Agents or Lenders) are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Administrative Agent for the benefit of Lenders an early termination fee in an amount equal to (i) two percent (2.0%) of the Maximum Revolving Advance Amount (then in effect) if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, and (ii) one percent (1.0%) of the Maximum Revolving Advance Amount (then in effect) if the Early Termination Date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date.

13.2. Termination. The termination of the Agreement shall not affect any Borrower’s, any Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Administrative Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower (other than contingent indemnification claims which have not yet been asserted by Agents or Lenders) have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished Agents and Lenders with an indemnification satisfactory to Agents and Lenders with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Administrative Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

13.3. UPS Affiliate Obligations and Other Obligations. Notwithstanding anything to the contrary contained in this Agreement, to the extent that no Default or Event of Default has occurred and is continuing, (i) at the end of the Term if all Obligations have been paid in full (other than contingent indemnification obligations which have not yet been asserted by Agents or Lenders), or (ii) if Borrowers provide notice as required under Section 13.1 above, that Borrowers intend to voluntarily pre-pay the Obligations in full and terminate this Agreement (each a “Specified Termination”), then in each case it shall not be a condition to such prepayment or to the release of Liens granted to Administrative Agent herein, that such payment include (a) payment in full of the UPS Affiliate Obligations, or (b) payment in full of any Obligations owing to Agents or Lenders that do not arise under or in connection with this Agreement or the Other Documents (the “Other Obligations”). Nothing contained in this Section 13.3 shall be deemed to limit, alter or impair Borrowers’ obligations to pay the UPS Affiliate Obligations or the Other Obligations, the Liens (except in the case of a Specified Termination) securing the UPS Affiliate Obligations or Other Obligations or Agents’ right to apply proceeds of Collateral or other amounts remitted to Administrative Agent to the UPS Affiliate Obligations or Other Obligations in accordance with Section 11.5 or as otherwise provided in this Agreement. Furthermore, notwithstanding the foregoing, the release by Administrative Agent, in accordance with this Section 13.3, of the Liens granted herein to secure the Obligations shall not include a release or termination of any Lien securing any Other Obligations that was granted to PNC, or any Affiliate of PNC in connection with the incurrence of such Other Obligation.

XIV.	REGARDING AGENT.

14.1. Appointment. Each Lender hereby designates PNC to act as Administrative Agent and UPSC to act as Foreign Collateral Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes each Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto, and Administrative Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Section 3.4(a) which shall be for the pro rata benefit of Agents and the fees set forth in Sections 3.3(c), 3.4(b) and 3.4(c) which shall be for the sole benefit of Administrative Agent), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Each Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) the applicable Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that no Agent shall be required to take any action which exposes such Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless such Agent is furnished with an indemnification reasonably satisfactory to such Agent with respect thereto.

14.2. Nature of Duties. No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. No Agent nor any officers, directors, employees or agents of any Agent shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Administrative Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement except as expressly set forth herein. The duties of Foreign Collateral Agent as respects the Borrowers’ Foreign Inventory and In-Transit Inventory shall be mechanical and administrative in nature; Foreign Collateral Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Foreign Collateral Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon any Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. No Agent shall be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other

Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.

Either Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers.

Any such successor Agent shall succeed to the rights, powers and duties of the applicable Agent, and the term “Administrative Agent” or “Foreign Collateral Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Administrative Agent or Foreign Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Foreign Collateral Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

14.4. Certain Rights of Agents. If any Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against such Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5. Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Each Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by such Agent with reasonable care.

14.6. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Administrative Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7. Indemnification. To the extent any Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify such Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8. Agents in Their Individual Capacities. With respect to the obligation of any Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as an Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include such Agent in its individual capacity as a Lender. Any Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9. Delivery of Documents. To the extent Administrative Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Administrative Agent will promptly furnish such documents and information to Lenders.

14.10. Borrowers’ Undertaking to Agents. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agents to pay to each Agent from time to time on demand all amounts from time to time due and payable by it for the account of such Agent or, in the case of Administrative Agent, Lenders, or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists,

(4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12. Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Administrative Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Administrative Agent or Required Lenders.

14.13. Foreign Collateral Agent. Each of Lenders and Administrative Agent hereby authorizes Foreign Collateral Agent to act under the Imported Goods Agreement at the direction of Administrative Agent (whether Administrative Agent is acting pursuant to its own discretion or at the direction of Required Lenders). In addition, all Documents and other Collateral held by Foreign Collateral Agent shall be deemed held as agent and bailee for Administrative Agent.

XV.	BORROWING AGENCY.

15.1. Borrowing Agency Provisions.

(a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Administrative Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Agents and Lenders shall not incur any liability to Borrowers as a result thereof. To induce Agents and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies each Agent and each Lender and holds each Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against any Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by any Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by any Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals or forbearance granted by Administrative Agent or any Lender to any Borrower, failure of any Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of any Agent or any Lender to pursue or preserve its rights against any Borrower, the release by any Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by any Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2. Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVI.	MISCELLANEOUS.

16.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Administrative Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Administrative Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against Administrative Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2. Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, each Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Administrative Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, Administrative Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2, from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agents or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall change the rights and duties of Administrative Agent without the consent of Administrative Agent and all Lenders, change the rights and duties of Foreign Collateral Agent without the consent of Foreign Collateral Agent and all Lenders, or without the consent of all Lenders:

(i) increase the Commitment Percentage or the maximum dollar commitment of any Lender;

(ii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement;

(iii) alter the definition of the term Required Lenders or alter, amend or modify Section 2.23(b), Section 11.5 or this Section 16.2 (other than Section 16.2(a));

(iv) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $250,000;

(v) change the rights and duties of Administrative Agent;

(vi) permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount;

(vii) increase the Advance Rates above the Advance Rates in effect on the Closing Date; or

(viii) release any Borrower or Guarantor which owns Collateral in excess of $250,000;.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Administrative Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Administrative Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In the event that Administrative Agent requests the consent of a Lender other than UPSC pursuant to this Section 16.2 and such consent is denied, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by the Administrative Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Administrative Agent.

Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Administrative Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”); provided however that (I) any Protective Advances made by Administrative Agent shall not be deemed Out-of-Formula Loans, (II) no Out-of-Formula Loans will be made to the extent that such loan or advance would cause the amount of Revolving Advances plus such Out-of-Formula Loans to exceed the sum of the Maximum Revolving Advance Amount less the aggregate Maximum Amount of all outstanding Letters of Credit, and (III) no Out-of-Formula Loans will be made to the extent that such loan would cause the amount of Revolving Advances, plus Protective Advances, plus such Out-of-Formula Loan to exceed one hundred five percent (105%) of the Maximum Revolving Advance Amount.

If Administrative Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Lenders do make Out-of-Formula Loans, neither Administrative Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a). For purposes of this paragraph, the discretion granted to Administrative Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Administrative Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Administrative Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Administrative Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, the Administrative Agent is hereby authorized by Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to Borrowers on behalf of the Lenders which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, including without limitation, Protective Advances, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances (x) the outstanding Revolving Advances do not exceed one hundred and ten percent (110%) of the Formula Amount; and (y) the outstanding Revolving Advances plus the Maximum Undrawn Amount of all outstanding Letters of Credit do not exceed one hundred and five percent (105%) of the Maximum Revolving Advance Amount.

16.3. Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Borrowers, Agents, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent and each Lender.

(b) Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant.

Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c) Any Lender, (i) with the consent of Administrative Agent which shall not be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to a Permitted Assignee and such Permitted Assignee may commit to make Advances hereunder, and (ii) with the consent of Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, with the consent of Borrowers, in each case not to be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to any Person other than a Permitted Assignee and such Person may commit to make Advances hereunder (such Permitted Assignee or other Persons, a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Administrative Agent and delivered to Administrative Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Any Lender, with the consent of Administrative Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Administrative Agent as appropriate and delivered to Administrative Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e) Administrative Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f) Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower.

16.4. Application of Payments. Administrative Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Administrative Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Administrative Agent or such Lender.

16.5. Indemnity. Each Borrower shall indemnify each Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (collectively, the “Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and out of pocket costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of one counsel for each of PNC and UPSC and any local counsel as may be required to assist in such matter) which may be imposed on, incurred by, or asserted against any Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not any Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits and out of pocket costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 16.5 by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agents and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by any Agent, Lenders or Borrowers on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agents and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties described above in this Section 16.5 harmless from and against all liability in connection therewith.

16.6. Notice. Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Administrative Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to the Administrative Agent, and the Administrative Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Administrative Agent or PNC at:

PNC Bank, National Association

2 North Lake Avenue

Pasadena, CA 91101

Attention: Jeanette Vandenbergh

Telephone: 626-432-7546

Facsimile: 626-432-4589

with a copy to:

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174-0208

Attn: Laurence F. Flick II, Esquire

Telephone: 212-885-5556

Facsimile: 212-832-5556

(B)	If to Foreign Collateral Agent or UPSC:

UPS Capital Corporation

35 Glenlake Parkway

Suite 575

Atlanta, Georgia 30328

Attn: David Holland

Telephone: (404) 828-8965

Facsimile: (404) 828-4350

With copies to

UPS Capital Corporation

35 Glenlake Parkway

Suite 575

Atlanta, Georgia 30328

Attention: Legal Department

Telephone: 404-828-4693

Facsimile: 404-828-3710

Parker, Hudson, Ranier & Dobbs LLP

1500 Marquis Two Tower

285 Peachtree Center Ave., NE

Atlanta, Georgia 30328

Attention: Harrison Roberts

Telephone: 404-420-4321

Facsimile: 404-522-8409

(C)	If to Borrowing Agent or any Borrower:

SkullCandy, Inc.

1441 W. Ute Blvd., Suite 250

Park City, UT 84098

Attention: Ron Ross

Telephone: 435-214-3124

Facsimile: 801-601-3735

with a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles CA 90071-1560

Attention: Glen B. Collyer

Telephone: 213-891-8701

Facsimile: 213-891-8763

16.7. Survival. The obligations of Borrowers under Sections 2.2(f), 3.7, 3.8, 3.9, 4.19(h), and 16.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9. Expenses. All out of pocket costs and expenses including attorneys’ fees for one counsel for each of PNC and UPSC (which in the case of clauses (b) and (e) shall be reasonable and which in each case below, includes the allocated costs of in house counsel), and disbursements incurred by any Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral or enforcement of this Agreement or any of the Other Documents, or (b) in connection with the entering into, modification, amendment and administration of this Agreement or any of the Other Documents or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Administrative Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any rights of any Agent or any Lender hereunder or under any of the Other Documents and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to any Agent’s or any Lender’s transactions with any Borrower, any Guarantor or any Subordinated Note Holder or (e) in connection with any advice given to any Agent or any Lender with respect to its rights and obligations under this Agreement or any of the Other Documents and all related agreements, documents and instruments, may be charged to Borrowers’ Account and shall be part of the Obligations.

16.10. Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Administrative Agent, if Administrative Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11. Consequential Damages. No Agent or any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

16.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15. Confidentiality; Sharing Information.

(a) Each Agent, each Lender and each Transferee shall hold all non-public information obtained by such Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with such Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, each Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to any Agent, any Lender or to any prospective Transferees which agrees to be bound by the provisions of this Section, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, each Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall any Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Administrative Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

(b) Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

(c) Agents and Lenders shall be authorized at any time, without notice to Borrowers, to share with any UPS Affiliate, and each UPS Affiliate shall be authorized to share with Agents and Lenders, any information (whether or not designated by Borrowers as confidential) regarding Borrowers, their business or financial condition, the status of any Loan Document and Borrowers’ compliance or non-compliance under any Loan Document, or any Collateral. Each Borrower authorizes each UPS Affiliate to grant access to Agents (including by the provision of access codes and passwords) to all electronic platforms and information exchange systems that may be made available to Borrowers by or through any UPS Affiliate, and Borrowers will take all other necessary steps to facilitate such access to Agents. Borrowers authorize Agents to communicate with each foreign vendor for any purpose, and in respect of any matter, including to determine whether such foreign vendor or any In-Transit Inventory or other Goods, or any Documents covering such In-Transit Inventory or Goods satisfy the eligibility requirements set forth herein. Borrower authorizes Agents and Lenders to share with such foreign vendor any information (whether or not designated by Borrowers as confidential) regarding Borrowers (including their business or financial condition). Agents shall also be authorized to share any such information that they may receive from Borrowers or any UPS Affiliate with other third parties, including any credit insurer, rating agency or credit bureau, but Agents may in their discretion refuse to share any such information.

16.16. Publicity. Each Borrower and each Lender hereby authorizes each Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agents and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as such Agent shall in its sole and absolute discretion deem appropriate. Borrower may not use the name or logo of UPSC or any UPS Affiliate, or any abbreviation or adaptation thereof, in any advertising, trade display or published statement or press release, or for any other commercial purpose, without the prior written consent of UPSC or such UPS Affiliate in its discretion.

16.17. Certifications From Banks and Participants; USA PATRIOT Act. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

Each of the parties has signed this Agreement as of the day and year first above written.

SKULLCANDY, INC.

By:	/s/ Mitch Edwards
Name:	Mitch Edwards
Title:	Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, As Lender and as Administrative Agent

By:	/s/ Lisa Westhafer
Name:	Lisa Westhafer
Title:	Vice President

2 North Lake Avenue Pasadena, CA 91101

Commitment Percentage: 80%

UPS CAPITAL CORPORATION, as Lender and as Foreign Collateral Agent

By:	/s/ William H. Talbot
Name:	William H. Talbot
Title:	Director Portfolio Management

35 Glenlake Parkway, Suite 575 Atlanta, Georgia 30328

Commitment Percentage: 20%

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]